Prospectus Supplement No. 1 (To Prospectus dated August 12, 2020)	Filed Pursuant to Rule 424(b)(3) File No. 333-233768

4,166,666 Units

 Each Unit Consisting of

One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

This prospectus supplement No. 1 amends and supplements the Newgioco Group, Inc. prospectus dated August 12, 2020, which was filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2020 (the “Prospectus”), relating to the firm commitment public offering of 4,166,666 units, each unit consisting of one share of our common stock, par value $0.0001 per share, and one warrant to purchase one share of our common stock based on a public offering price per unit of $2.40.

The units did not have any stand-alone rights, were not certificated and there is no trading market for the units. The shares of common stock and warrants comprising the units separated immediately upon completion of the offering and prior to any trading of the common stock and warrants.

The warrants included in the units were immediately exercisable, have an exercise price of $2.50 per share, and expire on August 18, 2025.

We also issued to the representative of the underwriters, as a portion of the underwriting compensation, warrants to purchase up to a total of 208,333 shares of our common stock (the “representative’s warrants”). The representative’s warrants are exercisable at $3.00 per share and are exercisable commencing 180 days following the effective date of the registration statement of which the Prospectus is a part, and will be exercisable until such warrants expire three years after the effective date of the registration statement of which the Prospectus is a part.

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “NWGI.” On August 25, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.71 per share.

This prospectus supplement is being filed to include the information set forth in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 filed with the SEC on August 19, 2020, which is set forth below.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of the risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is August 26, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 10-Q

_________________

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2020

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______ to ______

Commission File Number 001-39170

_________________

NEWGIOCO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	33-0823179
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

130 Adelaide Street, West, Suite 701

Toronto, Ontario, Canada M5H 2K4

+39.391.306.4134

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NWGI	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of August 18, 2020, the registrant had 16,665,099 shares of common stock, $0.0001 par value per share, outstanding.

COVID-19 EXPLANATORY NOTE

As result of the global outbreak of the COVID-19 virus, on March 8, 2020 the Italian government issued a decree which imposed certain restrictions and closures of public gatherings and travel which included betting shops, arcades and bingo halls across Italy until April 3, 2020. Accordingly, we had temporarily closed approximately 150 betting shop locations throughout Italy as a result of the decree until May 4, 2020, when the Company began reopening physical webshop locations. On June 19, 2020 all land-based betting shops, including corner locations such as coffee shops throughout Italy reopened. The closing of physical betting shop locations did not affect our online and mobile business operations which has mitigated some of the impact. On March 10, 2020 the Italian government imposed further restrictions on travel throughout Italy as well as transborder crossings, and have either postponed or cancelled most professional sports events which has had an effect on our overall sports betting handle and revenues and may negatively impact our operating results.

We anticipate that COVID-19 will continue to negatively impact our operating results in future periods, however, the duration and scope of the COVID-19 outbreak worldwide, including the impact to the state and local economies is not readily determinable at this time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact could be deemed forward-looking statements. Statements that include words such as “may,” “might,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “pro forma” or the negative of these words or other words or expressions of and similar meaning may identify forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing.

These forward-looking statements are found at various places throughout this Quarterly Report on Form 10-Q and the other documents referred to in this Quarterly Report on Form 10-Q and relate to a variety of matters, including, but not limited to, other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should not be relied upon as predictions of future events and Newgioco Group, Inc. cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. Furthermore, if such forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Newgioco Group, Inc. or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth below, under Part II, “Item 1A. “Risk Factors” and elsewhere in this Quarterly Report on Form 10-Q and those identified under Part I, Item 1A in our Annual Report on Form 10-K of the year ended December 31, 2019 filed with the Securities and Exchange Commission on July 2, 2020.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Quarterly Report on Form 10-Q. We disclaim any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this Quarterly Report on Form 10-Q or to reflect the occurrence of unanticipated events, except as required by law.

In this Quarterly Report on Form 10-Q, unless the context indicates otherwise, references to “Newgioco Group” “our Company,” “the Company,” “we,” “our,” and “us” refer to Newgioco Group, Inc. a Delaware corporation, and its wholly-owned subsidiaries.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

NEWGIOCO GROUP, INC.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2020	December 31, 2019
Current Assets
Cash and cash equivalents	$5,783,449	$5,182,598
Accounts receivable	95,198	152,879
Gaming accounts receivable	551,935	1,242,005
Prepaid expenses	214,754	221,547
Related party receivable	1,395	4,123
Other current assets	513,827	461,398
Total Current Assets	7,160,558	7,264,550

Non - Current Assets
Restricted cash	1,550,291	1,549,917
Property, plant and equipment	501,281	520,725
Right of use assets	684,502	792,078
Intangible assets	15,505,524	15,857,027
Goodwill	1,663,207	1,663,385
Marketable securities	900,000	177,500
Total Non - current Assets	20,804,805	20,560,632
Total Assets	$27,965,363	$27,825,182

Current Liabilities
Line of credit - bank	$1,000,000	$1,000,000
Accounts payable and accrued liabilities	7,161,828	6,800,765
Gaming accounts payable	2,131,020	1,735,650
Taxes payable	556,822	298,476
Advances from stockholders	14,914	2,551
Deferred purchase consideration, net of discount of $53,587 and $120,104	866,979	1,682,280
Deferred purchase consideration, Related Party, net of discount of $35,725 and $90,069	702,616	1,199,361
Debentures, net of discount of $0 and $627,627	3,331,207	3,361,337
Operating lease liability	99,298	200,866
Financial lease liability	6,246	12,476
Promissory notes payable – related party	300,000	—
Bank loan payable – current portion	103,855	124,079
Total Current Liabilities	16,274,785	16,417,841

Non-current Liabilities
Deferred tax liability	1,269,234	1,315,954
Operating lease liability	549,120	548,747
Financial lease liability	25,521	25,025
Bank loan payable	126,203	96,786
Other long-term liabilities	617,979	619,544
Total Non – Current Liabilities	2,588,057	2,606,056
Total Liabilities	18,862,842	19,023,897

Stockholders' Equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued
Common stock, $0.0001 par value, 80,000,000 shares authorized; 12,495,002 and 11,949,042 shares issued and outstanding as of June 30, 2020 and December 31, 2019	1,249	1,194
Additional paid-in capital	34,981,284	32,218,643
Accumulated other comprehensive income	(270,231)	(176,717)
Accumulated deficit	(25,609,781)	(23,241,835)
Total Stockholders' Equity	9,102,521	8,801,285
Total Liabilities and Stockholders’ Equity	$27,965,363	$27,825,182

See notes to the unaudited condensed consolidated financial statements

NEWGIOCO GROUP, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$4,810,269	$9,105,353	$14,980,443	$18,371,648

Costs and Expenses
Selling expenses	3,957,366	6,268,772	10,172,527	13,676,478
General and administrative expenses	2,883,427	3,360,284	5,704,388	6,557,739
Total Costs and Expenses	6,840,793	9,629,056	15,876,915	20,234,217

Loss from Operations	(2,030,524)	(523,703)	(896,472)	(1,862,569)

Other (Expenses) Income
Other income	13,862	7,725	25,660	7,725
Interest expense, net of interest income	(33,099)	(277,639)	(173,073)	(425,275)
Amortization of debt discount	(286,845)	(739,604)	(737,074)	(2,096,080)
Loss on extinguishment of convertible debt	(719,390)	—	(719,390)	—
Loss on conversion of debt	—	(35,943)	—	(35,943)
Gain (Loss) on marketable securities	592,500	—	722,500	(25,000)
Total Other (Expenses) Income	(432,972)	(1,045,461)	(881,377)	(2,574,573)

Loss Before Income Taxes	(2,463,496)	(1,569,164)	(1,777,849)	(4,437,142)
Income tax provision	(62,059)	(209,056)	(590,097)	(455,030)
Net Loss	(2,525,555)	(1,778,220)	(2,367,946)	(4,892,172)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	18,516	69,023	(93,514)	(61,207)

Comprehensive Loss	$(2,507,039)	$(1,709,197)	$(2,461,460)	$(4,953,379)

Loss per common share – basic and diluted*	$(0.20)	$(0.17)	$(0.19)	$(0.50)
Weighted average number of common shares outstanding – basic and diluted*	12,434,338	9,870,357	12,320,653	9,764,450

* Adjusted for a 1 for 8 reverse stock split effective December 12, 2019.

See notes to the unaudited condensed consolidated financial statements

NEWGIOCO GROUP, INC.

Consolidated Statements of Changes in Stockholders' Equity

Three and six months ended June 30, 2020 and June 30, 2019

(Unaudited)

	Common Stock		Additional	Accumulated Other
	Shares*	Amount*	Paid-in Capital*	Comprehensive Income	Accumulated Deficit	Total
Three months ended March 31, 2020
Balance at December 31, 2019	11,949,042	$1,194	$32,218,643	$(176,717)	$(23,241,835)	$8,801,285

Shares issued on conversion of convertible debentures	123,399	12	395,241	—	—	395,253
Common stock issued to settle deferred purchase consideration	204,437	21	842,411	—	—	842,432
Stock based compensation expense	—	—	118,818	—	—	118,818
Foreign currency translation adjustment				(112,030)		(112,030)
Net income					157,609	157,609
Balance at March 31, 2020	12,276,878	1,227	33,575,113	(288,747)	(23,084,226)	10,203,367

Shares issued on conversion of convertible debentures	103,586	11	333,074	—	—	333,085
Common stock issued to settle deferred purchase consideration	114,538	11	273,736	—	—	273,747
Stock based compensation expense	—	—	79,971	—	—	79,971
Fair value of warrants issued on convertible debt extensions	—	—	719,390	—	—	719,390
Foreign currency translation adjustment	—	—	—	18,516	—	18,516
Net loss	—	—	—	—	(2,525,555)	(2,525,555)
Balance at June 30, 2020	12,495,002	1,249	34,981,284	(270,231)	(25,609,781)	9,102,521

	Common Stock*		Additional	Accumulated Other
	Shares	Amount	Paid-In Capital*	Comprehensive loss	Accumulated Deficit	Total

Balance at December 31, 2018	9,442,537	$944	$23,962,920	$(57,431)	$(13,967,030)	$9,939,403

Common stock issued on conversion of debentures	287,561	29	919,795			919,824
Common stock issued for the purchase of subsidiaries	65,298	7	196,776			196,783
Foreign currency translation adjustment				(130,230)		(130,230)
Net income (loss)					(3,113,952)	(3,113,952)

Balance at March 31, 2019	9,795,396	$980	$25,079,491	$(187,661)	$(17,080,982)	$7,811,828
Common stock issued on conversion of debentures	32,785	3	104,908	—	—	104,911
Common stock issued for the purchase of subsidiaries	90,336	9	278,527	—	—	278,536
Foreign currency translation adjustment	—	—	—	69,023		69,023
Net loss	—	—		—	(1,778,220)	(1,778,220)
Balance at June 30, 2019	9,918,517	992	25,462,926	(118,638)	(18,859,202)	6,486,078

* Adjusted for a 1 for 8 reverse stock split effective December 12, 2019.

See notes to the unaudited condensed consolidated financial statements

NEWGIOCO GROUP, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For the six months Ended June 30,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(2,367,946)	$(4,892,172)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	459,434	445,990
Amortization of deferred costs	737,074	2,096,080
Non-cash interest	152,188	409,114
Stock option compensation expense	198,789	—
Loss on extinguishment of convertible debt	719,390	—
Loss on debt conversions	—	35,943
Unrealized (gain) loss on marketable securities	(722,500)	25,000
Movement in deferred taxation	(46,720)	(38,934)
Changes in Operating Assets and Liabilities
Prepaid expenses	6,435	(7,732)
Accounts payable and accrued liabilities	2,141,717	(444,743)
Accounts receivable	(1,205)	(57,679)
Gaming accounts receivable	334,186	357,886
Gaming accounts liabilities	(956,208)	1,167,454
Taxes payable	253,275	(53,941)
Due from related parties	12,956	—
Other current assets	(51,340)	(57,163)
Long term liability	(1,948)	9,296
Net Cash Provided by (Used in) Operating Activities	867,577	(1,005,601)

Cash Flows from Investing Activities
Acquisition of property, plant, and equipment, and intangible assets	(87,994)	(54,283)
Acquisition of Virtual Generation, net of cash of $47,268	—	(216,150)
Net Cash Used in Investing Activities	(87,994)	(270,433)

Cash Flows from Financing Activities
Proceeds from bank credit line	—	250,000
Repayment of bank loan	(19,925)	(59,007)
Redemption of debentures	(8,996)
Proceeds from promissory notes, related party	300,000	—
Proceeds from Government relief loan	29,302	—
Repayment of deferred purchase consideration – non related parties	(209,005)	(173,862)
Repayment of deferred purchase consideration – related parties	(92,444)	(107,986)
Repayment of financial leases	(6,682)	(5,449)
Loan to related party	—	(11,992)
Repayment of loans advanced to stockholders	—	6,605
Net Cash Used in Financing Activities	(7,750)	(101,691)

Effect of change in exchange rate	(170,608)	195,864

Net increase (decrease) in cash	601,225	(1,181,861)
Cash, cash equivalents and restricted cash – beginning of the period	6,732,515	7,850,442
Cash, cash equivalents and restricted cash – end of the period	$7,333,740	$6,668,581

Reconciliation of cash, cash equivalents and restricted cash within the Balance Sheets to the Statement of Cash Flows
Cash and cash equivalents	$5,783,449	$5,228,797
Restricted cash included in non-current assets	1,550,291	1,439,784
	$7,333,740	$6,668,581

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$23,613	$13,955
Income tax	$378,471	$473,679

Supplemental cash flow disclosure for non-cash activities
Common shares issued for the acquisition of subsidiaries	$1,116,179	$272,307
Common shares issued on conversion of debentures	$728,338	$104,911

See notes to the unaudited condensed consolidated financial statements

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

1. Nature of Business

Established in the state of Delaware in 1998, Newgioco Group, Inc. (“Newgioco Group” or the “Company”) is an international, vertically integrated commercial-stage company engaged in various aspects of the leisure gaming industry. The Company is a licensed gaming operator in the regulated Italian leisure betting market offering gaming services, including a variety of lottery, casino gaming and sports betting products through two distribution channels: an online channel and a land-based retail channel. Additionally, the Company is a global gaming technology company (known as a “Provider”), which owns and operates a betting software designed with a unique “distributed model” (“shop-client”) software architecture colloquially named Elys Game Board (the “Platform”). The Platform is a fully integrated “omni-channel” framework that combines centralized technology for updating, servicing and operations with multi-channel functionality to accept all forms of customer payment through the two distribution channels described above. The omni-channel software design is fully integrated with a built-in player gaming account management system and sports book.

The entities included in these unaudited condensed consolidated financial statements are as follows:

Name	Acquisition or Formation Date	Domicile	Functional Currency

Newgioco Group, Inc.	Parent Company	USA	US Dollar
Multigioco Srl (“Multigioco”)	August 15, 2014	Italy	Euro
Ulisse GmbH (“Ulisse”)	July 1, 2016	Austria	Euro
Odissea Betriebsinformatik Beratung GmbH (“Odissea”)	July 1, 2016	Austria	Euro
Virtual Generation Limited (“VG”)	January 31, 2019	Malta	Euro
Newgioco Group Inc. (“NG Canada”)	January 17, 2017	Canada	Canadian Dollar
Elys Technology Group Limited (“Elys”)	April 4, 2019	Malta	Euro
Newgioco Colombia SAS	November 22, 2019	Colombia	Colombian Peso
Elys Gameboard Technologies, LLC	May 28, 2020	USA	US Dollar

The Company distributed all of the earnings of Naos Holdings Limited and dissolved the Company effective December 31, 2019.

The operations of the Company’s previous subsidiary, Rifa Srl, was absorbed into the operations of Multigioco Srl with effect from January 30, 2020, the remaining legal entity was dissolved with effect from January 20, 2020.

The Company operates in two lines of business: (i) provider of certified betting Platform software services to leisure betting establishments in Italy and 11 other countries and; (ii) the operating of web based as well as land based leisure betting establishments situated throughout Italy. The Company’s operations are carried out through the following three geographically organized groups:

a)	an operational group is based in Europe and maintains administrative offices headquartered in Rome, Italy with satellite offices for operations administration in Naples and Teramo, Italy and San Gwann, Malta;
b)	a technology group which is based in Innsbruck, Austria and manages software development, training and administration; and
c)	a corporate group which is based in North America and operates out of our principal executive offices in Toronto, Canada and satellite offices in the USA in Fort Lauderdale and Boca Raton, Florida, through which we carry-out corporate activities, handle day-to-day reporting and U.S. development planning, and through which various independent contractors and vendors are engaged.

2. Accounting Policies and Estimates

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2020. The balance sheet at December 31, 2019 has been derived from the Company’s audited consolidated financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, please refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the U.S. Securities and Exchange Commission (“SEC”).

All amounts referred to in the Notes to the unaudited condensed consolidated financial statements are in United States Dollars ($) unless stated otherwise.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

Impact of COVID-19

As a result of the global outbreak of the COVID-19 virus, on March 8, 2020 the Italian government issued a decree which imposed certain restrictions and closures of public gatherings and travel which included betting shops, arcades and bingo halls across Italy until April 3, 2020. Accordingly, the Company temporarily closed approximately 150 betting shop locations throughout Italy as a result of the decree until May 4, 2020, when the Company began reopening physical webshop locations. Subsequently, on March 10, 2020 the Italian government imposed further restrictions on travel throughout Italy as well as transborder crossings and have either postponed or cancelled most professional sports events which has had an effect on the Company’s overall sports betting handle and revenues and may negatively impact the Company’s operating results. On June 19, 2020 all land-based betting shops, including corner locations such as coffee shops throughout Italy reopened. The closing of physical betting shop locations did not affect our online and mobile business operations which mitigated some of the impact.

We anticipate that COVID-19 will continue to negatively impact our operating results in future periods, however, the duration and scope of the COVID-19 outbreak worldwide, including the impact to the state and local economies is not readily determinable at this time.

Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries, all of which are wholly-owned. All significant inter-company accounts and transactions have been eliminated in the unaudited condensed consolidated financial statements.

Certain items in the prior periods were reclassified to conform to the current period presentation.

Foreign operations

The Company translated the assets and liabilities of its foreign subsidiaries into US Dollars at the exchange rate in effect at year end and the results of operations and cash flows at the average rate throughout the year. The translation adjustments are recorded directly as a separate component of stockholders’ equity, while transaction gains (losses) are included in net income (loss).

All revenues were generated in Euro during the years presented.

Gains and losses from foreign currency transactions are recognized in current operations.

Business Combinations

The Company allocates the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include valuing equity securities issued in share-based payment arrangements, determining the fair value of assets acquired, allocation of purchase price, impairment of long-lived assets, the collectability of receivables, leasing arrangements, convertible debentures, contingencies and the value of deferred taxes and related valuation allowances. Certain estimates, including evaluating the collectability of receivables and advances, could be affected by external conditions, including those unique to the Company’s industry and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from the Company’s estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

Loss Contingencies

The Company may be subject to claims, suits, government investigations, and other proceedings involving competition and antitrust, intellectual property, privacy, indirect taxes, labor and employment, commercial disputes, content generated by our users, goods and services offered by advertisers or publishers using the Company’s website platforms, and other matters. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages. The Company records a liability when it believes that it is both probable that a loss has been incurred, and the amount can be reasonably estimated. If the Company determines that a loss is possible, and a range of the loss can be reasonably estimated, it discloses the range of the possible loss in the Notes to the unaudited condensed Consolidated Financial Statements.

The Company evaluates, on a regular basis, developments in its legal matters that could affect the amount of liability that has been previously accrued, and the matters and related ranges of possible losses disclosed and makes adjustments and changes to our disclosures as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters. Until the final resolution of such matters, there may be an exposure to loss in excess of the amount recorded, and such amounts could be material. Should any of the Company’s estimates and assumptions change or prove to have been incorrect, it could have a material impact on its business, consolidated financial position, results of operations, or cash flows.

To date, none of these types of litigation matters, most of which are typically covered by insurance, has had a material impact on the Company’s operations or financial condition. The Company has insured and continues to insure against most of these types of claims.

Fair Value Measurements

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore using estimates and assumptions developed by us, which reflect those that a market participant would use.

The carrying value of the Company's accounts receivables, gaming accounts receivable, lines of credit - bank, accounts payable, gaming accounts payable and bank loans payable approximate fair value because of the short-term maturity of these financial instruments.

Derivative Financial Instruments

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re- measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. The Company had no cash equivalents as of June 30, 2020 and December 31, 2019, respectively.

The Company primarily places cash balances in the USA with high-credit quality financial institutions located in the United States which are insured by the Federal Deposit Insurance Corporation up to a limit of $250,000 per institution, in Canada which are insured by the Canadian Deposit Insurance Corporation up to a limit of CDN$100,000 per institution, in Italy which is insured by the Italian deposit guarantee fund Fondo Interbancario di Tutela dei Depositi (FITD) up to a limit of €100,000 per institution, and in Germany which is a member of the Deposit Protection Fund of the Association of German Banks (Einlagensicherungsfonds des Bundesverbandes deutscher Banken) up to a limit of €100,000 per institution.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

Gaming Accounts Receivable

Gaming accounts receivable represent gaming deposits made by customers to their online gaming accounts either directly by credit card, bank wire, e-wallet or other accepted method through one of our websites or indirectly by cash collected at the cashier of a betting shop but not yet credited to the Company’s bank accounts and subject to normal trade collection terms without discounts. The Company periodically evaluates the collectability of its gaming accounts receivable and considers the need to record or adjust an allowance for doubtful accounts based upon historical collection experience and specific customer information. Actual amounts could vary from the recorded estimates. The Company does not require collateral to support customer receivables. The Company recorded no bad debt expense for the three and six months ended June 30, 2020 and 2019.

Gaming Accounts Payable

Gaming accounts payable represent customer balances, including winnings and deposits, that are held as credits in online gaming accounts and have not as of yet been used or withdrawn by the customers. Customers can request payment of winnings from the Company at any time and the payment to customers can be made through bank wire, credit card, or cash disbursement from one of our locations. Online gaming account credit balances are non-interest bearing.

Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets for impairment by comparing the expected undiscounted future cash flows of the assets to the net book value of the assets when events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value will be charged to earnings.

Fair value is based upon discounted cash flows of the assets at a rate deemed reasonable for the type of asset and prevailing market conditions, appraisals, and, if appropriate, current estimated net sales proceeds from pending offers.

Plant and Equipment

Plant and equipment is stated at acquisition cost less accumulated depreciation and adjustments for impairment losses. Expenditures are capitalized only when they increase the future economic benefits embodied in an item of plant and equipment. All other expenditures are recognized as expenses in the statement of operations as incurred.

Depreciation is charged on a straight-line basis over the estimated remaining useful lives of the individual assets. Amortization commences from the time an asset is put into operation. The range of the estimated useful lives is as follows:

Description	Useful Life (in years)

Leasehold improvements	Life of the underlying lease
Computer and office equipment	3 to 5
Furniture and fittings	7 to 10
Computer Software	3 to 5
Vehicles	4 to 5

Intangible Assets

Intangible assets are stated at acquisition cost less accumulated amortization, if applicable, less any adjustments for impairment losses.

Amortization is charged on a straight-line basis over the estimated remaining useful lives of the individual intangibles. Where intangibles are deemed to be impaired the Company recognizes an impairment loss measured as the difference between the estimated fair value of the intangible and its book value.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

The range of the estimated useful lives is as follows:

Description	Useful Life (in years)
Betting Platform Software	15
Ulisse Bookmaker License	Indefinite
Multigioco and Rifa ADM Licenses	1.5 - 7
Location contracts	5 - 7
Customer relationships	10 - 15
Trademarks/Tradenames	14
Websites	5

The Ulisse Bookmaker has no expiration date and is therefore not amortized.

Goodwill

The Company allocates the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

The Company annually assesses whether the carrying value of its goodwill exceeds their fair value and, if necessary, records an impairment loss equal to any such excess. Each interim reporting period, the Company performs a qualitative assessment to determine whether events or circumstances have occurred which indicate that the carrying amount of goodwill exceeds its fair value. If there are indications that impairment may be appropriate the Company will perform a quantitative analysis to determine if impairment is necessary.

As of June 30, 2020, there were no qualitative indications that impairment of intangible assets or goodwill may be appropriate. Although the COVID-19 pandemic is expected to have an impact on the Company’s business, the impact is expected to be temporary and the Company has a mitigating factor in that the web-based turnover generated by the Company has increased, mitigating a portion of the effect of the COVID-19 pandemic on the Company's land-based turnover.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity's financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions for any of the reporting periods presented.

In Italy, tax years beginning 2015 forward, are open and subject to examination, while in Austria companies are open and subject to inspection for five years and ten years for inspection of serious infractions. In the United States and Canada, tax years beginning 2015 forward, are subject to examination. The Company is not currently under examination and it has not been notified of a pending examination.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

Revenue Recognition

The Company recognizes revenue when control of its products and services is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products and services. Revenues from sports-betting, casino, cash and skill games, slots, bingo and horse race wagers represent the gross pay-ins (also referred to as turnover) from customers less gaming taxes and payouts to customers. Revenues are recorded when the game is closed which is representative of the point in time at which the Company has satisfied its performance obligation. In addition, the Company receives commissions from the sale of scratch tickets and other lottery games. Commissions are recorded when the ticket for scratch off tickets and lottery tickets are sold.

Revenues from the Betting Platform include license fees, training, installation, and product support services. Revenue is recognized when transfer of control to the customer has been made and the Company’s performance obligation has been fulfilled. License fees are calculated as a percentage of each licensee’s level of activity and are contingent upon the licensee’s usage. The license fees are recognized on an accrual basis as earned.

Stock-Based Compensation

The Company records its compensation expense associated with stock options and other forms of equity compensation based on their fair value at the date of grant using the Black-Scholes option pricing model. Stock-based compensation includes amortization related to stock option awards based on the estimated grant date fair value. Stock-based compensation expense related to stock options is recognized ratably over the vesting period of the option. In addition, the Company records expense related to Restricted Stock Units (“RSU’s”) granted based on the fair value of those awards on the grant date. The fair value related to the RSUs is amortized to expense over the vesting term of those awards. Forfeitures of stock options and RSUs are recognized as they occur.

Stock-based compensation expense for a stock-based award with a performance condition is recognized when the achievement of such performance condition is determined to be probable. If the outcome of such performance condition is not determined to be probable or is not met, no compensation expense is recognized and any previously recognized compensation expense is reversed.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments.

Earnings Per Share

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260, “Earnings Per Share” provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity and include options and warrants granted and convertible debt, adding back any expenditure directly associated with the convertible instruments, if any. When the Company incurs a net loss, the effect of the Company’s outstanding stock options and warrants and convertible debt are not included in the calculation of diluted earnings (loss) per share as the effect would be anti-dilutive.

On December 12, 2019, the Company effected a 1 for 8 reverse stock split, all references made to share or per share amounts in the accompanying unaudited condensed consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the reverse stock split.

Related Parties

Parties are considered to be related to the Company if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions are recorded at fair value of the goods or services exchanged.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

2. Accounting Policies and Estimates (continued)

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): “Measurement of Credit Losses on Financial Instruments”, which replaces the incurred loss methodology with an expected credit loss methodology that is referred to as the current expected credit loss (CECL) methodology. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The amendments in this update are required to be applied using the modified retrospective method with an adjustment to accumulated deficit and are effective for the Company beginning with fiscal year 2020, including interim periods. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. An entity with trade receivables will be required to use historical loss information, current conditions, and reasonable and supportable forecasts to determine expected lifetime credit losses. Pooling of assets with similar risk characteristics is also required.

Since adopted on January 1, 2020, there has not been any material impact on the Company’s financial position, results of operations, and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), the Amendments in this update reduce the complexity in accounting for income taxes by removing certain exceptions to accounting for income taxes and deferred taxes and simplifying the accounting treatment of franchise taxes, a step up in the tax basis of goodwill as part of business combinations, the allocation of current and deferred tax to a legal entity not subject to tax in its own financial statements, reflecting changes in tax laws or rates in the annual effective rate in interim periods that include the enactment date and minor codification improvements.

This ASU is effective for fiscal years and interim periods beginning after December 15, 2020.

The effects of this ASU on the Company’s financial statements is not considered to be material.

The FASB issued several updates during the period, none of these standards are either applicable to the Company or require adoption at a future date and none are expected to have a material impact on the consolidated financial statements upon adoption.

Reporting by segment

The Company has two operating segments from which it derives revenue. These segments are:

(i)	provider of certified betting Platform software services to leisure betting establishments in Italy and 11 other countries and;

(ii)	the operating of web based as well as land based leisure betting establishments situated throughout Italy.

Comparatives

Certain items in the prior year were reclassified to conform to the current period presentation. These reclassifications had no impact on net loss or comprehensive loss.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

3. Acquisition of subsidiaries

Virtual Generation Limited (“VG”) Acquisition

On January 30, 2019, the Company entered into a Share Exchange Agreement (“VG SPA”), with the shareholders of Virtual Generation (“VG”) organized under the laws of Republic of Malta (the “Sellers”) and acquired all of the issued and outstanding ordinary shares of VG., together with all the ordinary shares of Naos Holding Limited, a company organized under the laws of Republic of Malta (“Naos”) that owned 3,999 of the 4,000 issued and outstanding ordinary shares of VG. VG owns and has developed a virtual gaming software platform.

In terms of the agreement, the purchase price was allocated to the fair market value of tangible and intangible assets acquired and liabilities assumed, as follows:

Amount
Purchase consideration, net of discount of $382,778	$4,193,374

Fair value of assets acquired
Cash	47,268
Current assets	178,181
Property, Plant and Equipment	41,473
Betting Platform	4,004,594
4,271,516
Less: liabilities assumed	(78,141)
Less: Imputed Deferred taxation on identifiable intangible acquired (Betting platform)	(1,401,608)

Total identifiable assets less liabilities assumed	2,791,767
Goodwill arising on acquisition	1,401,608
Total purchase consideration	$4,193,375

The Betting Platform value was determined by management, based on prior experience, and is being amortized over a period of 15 years, the expected useful life.

4. Restricted Cash

Restricted cash consists of the following:

•	cash held in a segregated bank account at Intesa Sanpaolo Bank S.p.A. (“Intesa Sanpaolo Bank”) as collateral against the Company’s operating line of credit with Intesa Sanpaolo Bank as well as Wirecard Bank as a security deposit for Ulisse betting operations.

•	The Company maintains a $1,000,000 deposit at Metropolitan Commercial bank held as security against a $1,000,000 line of credit. See Note 10.

5. Plant and equipment

	June 30, 2020			December 31, 2019
	Cost	Accumulated depreciation	Net book value	Net book value

Leasehold improvements	$57,548	$(19,574)	37,974	$32,405
Computer and office equipment	894,936	(599,940)	294,996	312,824
Fixtures and fittings	150,708	(89,308)	61,400	57,598
Vehicles	97,990	(32,626)	65,364	72,526
Computer software	132,365	(90,823)	41,542	45,372
	$1,333,547	$(832,271)	501,276	$520,725

The aggregate depreciation charge to operations was $120,578 and $124,264 for the six months ended June 30, 2020 and 2019,respectively. The depreciation policies followed by the Company are described in Note 2.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

6. Leases

Right of use assets included in the consolidated balance sheet are as follows:

	June 30, 2020	December 31, 2019
Non-current assets
Right of use assets - operating leases, net of amortization	$684,502	$792,078
Right of use assets - finance leases, net of depreciation – included in plant and equipment	$44,038	$37,091

Lease costs consists of the following:

	Six Months Ended June 30,
	2020	2019
Finance lease cost:	$6,831	$15,817
Amortization of right-of-use assets	6,216	15,118
Interest expense on lease liabilities	614	699

Operating lease cost	117,954	95,371

Total lease cost	$124,785	$111,191

Other lease information:

	Six Months Ended June 30,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$(614)	$(699)
Operating cash flows from operating leases	(117,954)	(95,371)
Financing cash flows from finance leases	(6,682)	(5,449)

Right-of-use assets obtained in exchange for new finance leases	—	15,118
Right-of-use assets disposed of under operating leases prior to lease maturity	—	(27,517)
Right-of -use assets obtained in exchange for new operating leases	$—	$95,622

Weighted average remaining lease term – finance leases	3.07 years	3.88 years
Weighted average remaining lease term – operating leases	3.30 years	3.83 years

Weighted average discount rate – finance leases	3.57%	3.48%
Weighted average discount rate – operating leases	3.42%	3.66%

Maturity of Leases

Finance lease liability

The amount of future minimum lease payments under finance leases as of June 30, 2020 are as follows:

Amount
2020	$6,810
2021	10,421
2022	8,437
2023	6,709
2024	808
Total undiscounted minimum future lease payments	33,185
Imputed interest	(1,418)
Total finance lease liability	$31,767

Disclosed as:
Current portion	$6,246
Non-Current portion	25,521
$31,767

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

6. Leases (continued)

Maturity of Leases (continued)

Operating lease liability

The amount of future minimum lease payments under operating leases as of June 30, 2020 are as follows:

Amount
2020	$102,914
2021	217,014
2022	180,592
2023	150,672
2024 and beyond	28,761
Total undiscounted minimum future lease payments	679,953
Imputed interest	(31,535)
Total operating lease liability	$648,418

Disclosed as:
Current portion	$99,298
Non-Current portion	549,120
$648,418

7. Intangible Assets

Intangible assets consist of the following:

	June 30, 2020			December 31, 2019
	Cost	Accumulated amortization	Net book value	Net book value
Betting platform software	$5,689,965	$(826,986)	4,862,979	$5,052,645
Licenses	10,694,308	(820,912)	9,873,396	9,929,495
Location contracts	1,000,000	(840,117)	159,883	231,312
Customer relationships	870,927	(331,458)	539,469	569,700
Trademarks	116,179	(46,382)	69,797	73,875
Websites	40,000	(40,000)	—	—
	$18,411,379	$(2,905,855)	15,505,524	$15,857,027

The Company evaluates intangible assets for impairment on an annual basis during the last month of each year and at an interim date if indications of impairment exist. Intangible asset impairment is determined by comparing the fair value of the asset to its carrying amount with an impairment being recognized only when the fair value is less than carrying value and the impairment is deemed to be permanent in nature.

The Company recorded $392,378 and $376,457 in amortization expense for finite-lived assets for the six months ended June 30, 2020 and 2019, respectively.

Licenses obtained by the Company in the acquisitions of Multigioco and Rifa include a Gioco a Distanza (“GAD”) online license as well as a Bersani and Monti land-based licenses issued by the Italian gaming regulator to Multigioco and Rifa, respectively, as well as an Austrian Bookmaker License through the acquisition of Ulisse.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

8. Goodwill

	June 30, 2020	December 31, 2019

Opening balance	$1,663,385	$262,552
Acquisition of Virtual Generation	—	1,401,608
Impairment charge	—	—
Foreign exchange movements	(178)	(775)
Closing balance	$1,663,207	$1,663,385

Goodwill represents the excess purchase price paid over the fair value of assets acquired, including any other identifiable intangible assets.

On January 30, 2019, the Company acquired Virtual Generation Limited, as disclosed in Note 3 above. The goodwill on acquisition arose as the proceeds paid on acquisition exceeded the fair value of the identifiable assets less assumed liabilities and imputed deferred tax liabilities on identifiable intangible assets by $1,401,608.

The Company evaluates goodwill for impairment on an annual basis during the last month of each year and at an interim date if indications of impairment exist. Goodwill impairment is determined by comparing the fair value of the asset to its carrying amount with an impairment being recognized only when the fair value is less than carrying value and the impairment is deemed to be permanent in nature.

9. Marketable Securities

Investments in marketable securities consists of 2,500,000 shares of Zoompass Holdings (“Zoompass”) and is accounted for at fair value, with changes recognized in earnings.

The shares of Zoompass were last quoted on the OTC market at $0.36 per share on June 30, 2020, resulting in an unrealized gain recorded to earnings related to these securities of $722,500 and an unrealized loss of $25,000 for the six months ended June 30, 2020, respectively.

10. Line of Credit - Bank

The Company maintains a $1,000,000 secured revolving line of credit from Metropolitan Commercial Bank in New York, which bears a fixed rate of interest of 3.00% on the outstanding balance with an interest only monthly minimum payment, no maturity or due date and is secured by a $1,000,000 security deposit, see Note 4.

11. Convertible Debentures

The accounting treatment relating to the convertible debentures issued was in accordance with the guidance in ASC 480 and ASC 815.

As of June 30, 2020 and December 31, 2019, the Company has outstanding, US Dollar convertible debentures in the aggregate principal amount of $1,683,000 and $2,083,000, respectively and Canadian Dollar denominated convertible debentures in the aggregate principal amount of CDN$1,457,000 (approximately $1,085,266) and CDN$1,794,600 (approximately $1,381,737), respectively. The aggregate principal amount of convertible debentures outstanding at June 30, 2020, includes debentures of $10,000 and CDN$65,000 (approximately $48,416) that have matured and have been extended up to August 29, 2020 and a further $600,000 and CDN$242,000 (approximately $180,257) that have matured and have been extended up to September 28, 2020; and a total of $1,073,000 and CDN$1,150,000 (approximately $856,593) due to certain accredited investors that have not been converted and are unsecured and bear interest at 10% and are in default as of June 30, 2020. We are currently in the process of repaying the outstanding balance periodically. The debenture holders could declare a default under the debentures and if the default were to remain uncured, they would have the right to institute legal proceedings.

During the six months ended June 30, 2020 and the year ended December 31, 2019, investors in Canadian Dollar convertible debentures converted an aggregate principal amount of CDN$305,600 and CDN$5,006,565, respectively including interest thereon of CDN$42,504 and CDN$770,705, respectively, and investors in US Dollar convertible debentures converted an aggregate principal amount of $400,000 and $1,185,000, respectively, including interest thereon of $70,492 and $133,959, respectively, into 226,793 and 1,866,528 shares of common stock, respectively.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

11. Convertible Debentures (continued)

The Aggregate convertible debentures outstanding consists of the following:

	June 30, 2020	December 31, 2019
Principal Outstanding
Opening balance	$3,464,737	$8,529,751
Additions		—
Repaid	(7,496)	—
Conversion to equity	(625,619)	(5,240,736)
Foreign exchange movements	(63,356)	175,722
	2,768,266	3,464,737
Accrued Interest
Opening balance	524,227	520,523
Interest expense	150,960	719,004
Repaid	(1,499)	—
Conversion to equity	(102,104)	(731,731)
Foreign exchange movements	(8,643)	15,504
	562,941	524,227
Debenture Discount
Opening balance	(627,627)	(4,587,228)
Amortization	627,627	3,959,601
	—	(627,627)
Convertible Debentures, net	$3,331,207	$3,361,337

12. Deferred Purchase Consideration

In terms of the acquisition of Virtual Generation on January 31, 2019, disclosed in Note 3 above, the Company issued non-interest bearing promissory notes of €3,803,000 owing to both related parties and non-related parties. The value of the promissory notes payable related parties was €1,521,200 and to non-related parties was €2,281,800.

The promissory notes payable to non-related parties is to be settled as follows:

(a)	an aggregate of €1,435,200 in cash in 23 equal and consecutive monthly instalments of €62,400 with the first such payment due and payable on the date that was one month after the Closing Date; and
(b)	an aggregate of €846,600 in shares of the Company’s common stock in 17 equal and consecutive monthly instalments of €49,800 as determined by the average of the closing prices of such shares on the last 10 trading days immediately preceding the determination date of each monthly issuance, which issuances commenced on March 1, 2019. See Note 23 Subsequent Events.

Pursuant to the terms of the Purchase Agreement that the Company entered into with VG, the Company agreed to pay the VG Sellers an earnout payment in shares of our common stock equal to an aggregate amount of €500,000 (approximately $561,500), if the amounts of bets made by users of the VG platform grew by more than 5% for the year ended December 31, 2019 compared to the year ended December 31, 2018, based on the 18,449,380 tickets sold in 2019 VG qualified for the earnout payment of 132,735 shares of common stock at a price of $4.23 per share, which shares were issued effective January 2020.

The amount due to the non-related VG Sellers amounted to €300,000 (approximately $336,810) and was settled during January 2020 by the issuance of 79,641 shares of common stock at $4.23 per share.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

12. Deferred Purchase Consideration (continued)

The movement on deferred purchase consideration consists of the following:

Description	June 30, 2020	December 31, 2019
Principal Outstanding
Promissory note due to non-related parties	$1,802,384	$2,745,811
Additional earnout earned	—	336,810
Settled by the issuance of common shares	(669,707)	(616,387)
Repayment in cash	(209,005)	(607,555)
Foreign exchange movements	(3,106)	(56,295)
	920,566	1,802,384
Present value discount on future payments
Present value discount	(120,104)	(242,089)
Amortization	65,668	117,192
Foreign exchange movements	849	4,793
	(53,587)	(120,104)
Deferred purchase consideration, net	$866,979	$1,682,280

13. Bank Loan Payable

In September 2016, the Company obtained a loan of €500,000 (approximately USD $580,000) from Intesa Sanpaolo Bank in Italy, which loan is secured by the Company's assets. The loan has an underlying interest rate of 4.5 points above Euro Inter Bank Offered Rate, subject to quarterly review and is amortized over 57 months ending March 31, 2021. Monthly repayments of €9,760 (approximately USD $11,000) began in January 2017.

The Company made payments in the aggregate principal amount of €18,076 (approximately USD $19,925) for the six months ended June 30, 2020.

The Company was granted a CDN$40,000 (approximately $29,351) COVID assistance loan on April 20, 2020, with a term of 68 months and a coupon of 0%.

14. Other long term liabilities

Other long term liabilities represents the Italian “Trattamento di Fine Rapporto” which is a severance amount set up by Italian companies to be paid to employees on termination or retirement as well as shop deposits that are held by Ulisse.

Balances of other long term liabilities were as follows:

	June 30, 2020	December 31, 2019
Severance liability	$245,619	$211,734
Customer deposit balance	372,360	407,810
Total other long term liabilities	$617,979	$619,544

15. Related Parties

Notes Payable, Related Party

The Company received an advance of $300,000 in terms of a Promissory Note (“PN”) entered into with Forte Fixtures and Millworks, Inc., a Company controlled by the brother of our CEO. The PN bears no interest and is repayable on demand.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

15. Related Parties (continued)

Notes Payable, Related Party (continued)

The movement on notes payable, Related Party, consists of the following:

	June 30, 2020	December 31, 2019
Principal Outstanding
Opening balance	$—	$318,078
Additions	300,000	—
Settled by issuance of common shares	—	(318,078)
	300,000	—
Accrued Interest
Opening balance	—	113,553
Interest expense	—	25,830
Conversion to equity	—	(139,383)
	—	—
Promissory Notes Payable – Related Party	$300,000	$—

Deferred Purchase consideration, Related Party

In terms of the acquisition of Virtual Generation on January 31, 2019, disclosed in Note 3 above, the Company issued non-interest bearing promissory notes in the principal amount of €3,803,000 owing to both related parties and non-related parties. The value of the promissory notes payable to non-related parties was €2,281,800 and to related parties was €1,521,200.

The related party promissory notes are due to Luca Pasquini, a director and officer of the Company and Gabriele Peroni, an officer of the Company.

The promissory notes are to be settled as follows:

(a)	an aggregate of €956,800 in cash in 23 equal and consecutive monthly instalments of €41,600 with the first such payment due and payable on the date that is one month after the Closing Date; and
(b)	an aggregate of €564,400 in shares of the Company’s common stock in 17 equal and consecutive monthly instalments of €33,200 as determined by the average of the closing prices of such shares on the last 10 trading days immediately preceding the determination date of each monthly issuance, commencing on March 1, 2019. See Note 23 Subsequent Events.

Pursuant to the terms of the Purchase Agreement that the Company entered into with VG, the Company agreed to pay the VG Sellers an earnout payment in shares of our common stock equal to an aggregate amount of €500,000 (approximately $561,500), if the amounts of bets made by users of the VG platform grew by more than 5% for the year ended December 31, 2019 compared to the year ended December 31, 2018, based on the 18,449,380 tickets sold in 2019 VG qualified for the earnout payment of 132,735 shares of common stock at a price of $4.23 per share, which shares were issued effective January 2020.

The amount due to the related party VG Sellers amounted to €200,000 (approximately $224,540) and was settled during January 2020 by the issuance of 53,094 shares of common stock at $4.23 per share.

The movement on deferred purchase consideration consists of the following:

Description	June 30, 2020	December 31, 2019
Principal Outstanding
Promissory notes due to related parties	$1,279,430	$1,830,541
Additional earnout earned	—	224,540
Settled by the issuance of common shares	(446,471)	(410,925)
Repayment in cash	(92,444)	(328,734)
Foreign exchange movements	(2,174)	(35,992)
	738,341	1,279,430
Present value discount on future payments
Present value discount	(80,069)	(161,393)
Amortization	43,779	78,128
Foreign exchange movements	565	3,196
	(35,725)	(80,069)
Deferred purchase consideration, net	$702,616	$1,199,361

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

15. Related Parties (continued)

Related party (payables) receivables

Related party payables and receivables represent non-interest-bearing (payables) receivables that are due on demand.

The balances outstanding are as follows:

	June 30, 2020	December 31, 2019
Related Party payables
Gold Street Capital Corp.	$(10,507)	$(2,551)
Luca Pasquini	(4,407)	—
	$(14,914)	$(2,551)
Related Party Receivables
Luca Pasquini	$1,395	$4,123

Amounts due to Gold Street Capital Corp., the major stockholder of Newgioco Group, are for reimbursement of expenses.

Amounts due to Luca Pasquini is for advances made to various subsidiaries for working capital purposes.

Michele Ciavarella

On July 5, 2019, the Company issued to Mr. Ciavarella, the Chief Executive Officer and chairman of the board and officer of the Company, ten year options to purchase 39,375 shares of common stock at an exercise price of $2.96 per share.

On August 29, 2019, the Company issued to Mr. Ciavarella ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

On September 4, 2019, Mr. Ciavarella converted $500,000 of accrued salaries into 125,000 shares of common stock at. Conversion price of $4.00 per share.

Gold Street Capital

Gold Street Capital is wholly owned by Gilda Ciavarella, the spouse of Mr. Ciavarella.

On September 4, 2019, the Company issued 15,196 shares of common stock to Gold Street Capital in settlement of $48,508 of advances made to the Company for certain reimbursable expenses.

Luca Pasquini

On January 31, 2019, the Company acquired Virtual Generation for €4,000,000 (approximately $4,576,352), Mr. Pasquini was a 20% owner of Virtual Generation and was due gross proceeds of €800,000 (approximately $915,270). The gross proceeds of €800,000 was to be settled by a payment in cash of €500,000 over a twelve month period and by the issuance of common stock valued at €300,000 over an eighteen month period. As of June 30, 2020, the Company has paid Mr. Pasquini cash of €145,600 (approximately $162,639) and issued 98,405 shares valued at €215,800 (approximately $241,313)

In addition, due to the attainment of an earnout clause per the agreement, a further €500,000 (approximately $561,351) was earned as of December 31, 2019, of which Mr. Pasquini’s share was €100,000 (approximately $112,270), which earnout was settled by the issue of 26,547 shares of common stock during January 2020.

On August 29, 2019, the Company issued to Mr. Pasquini, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

15. Related Parties (continued)

Gabriele Peroni

On January 31, 2019, the Company acquired Virtual Generation Limited for €4,000,000 (approximately $4,576,352), Mr. Peroni was a 20% owner of Virtual Generation and was due gross proceeds of €800,000 (approximately $915,270). The gross proceeds of €800,000 was to be settled by a payment in cash of €500,000 over a twelve month period and by the issuance of common stock valued at €300,000 over an eighteen month period. As of June 30, 2020, the Company has paid Mr. Peroni cash of €187,200 (approximately $209,107) and issued 98,405 shares valued at €215,800 (approximately $241,313).

In addition, due to the attainment of an earnout clause per the agreement, a further €500,000 (approximately $561,351) was earned as of December 31, 2019, of which Mr. Peroni’s share was €100,000 (approximately $112,270), which earnout was settled by the issue of 26,547 shares of common stock during January 2020.

On August 29, 2019, the Company issued to Mr. Peroni, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

Alessandro Marcelli

On August 29, 2019, the Company issued to Mr. Marcelli, an officer of the Company, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

Franco Salvagni

On August 29, 2019, the Company issued to Mr. Salvagni, an officer of the Company, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

Beniamino Gianfelici

On August 29, 2019, the Company issued to Mr. Gianfelici, an officer of the Company, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

Mark Korb

On July 5, 2019, the Company issued to Mr. Korb, the chief financial officer of the Company, seven year options to purchase 25,000 shares of common stock at an exercise price of $2.72 per share.

Paul Sallwasser

On July 5, 2019, the Company issued to Mr. Sallwasser, a director of the Company, ten year options to purchase 20,625 shares of common stock at an exercise price of $2.96 per share.

Steven Shallcross

On July 5, 2019, the Company issued to Mr. Shallcross, a director of the Company, ten year options to purchase 10,313 shares of common stock at an exercise price of $2.96 per share.

16. Stockholders’ Equity

The Company issued the following shares of common stock to promissory note holders in terms of the agreement entered into for the acquisition of Virtual Generation, as disclosed in Note 3 above.

•	On January 1, 2020, 22,030 shares of common stock valued at $93,077;
•	On January 1, 2020, 132,735 shares of common stock valued at $561,350;
•	On February 27, 2020, 23,890 shares of common stock valued at $91,541;
•	On March 1, 2020, 25,690 shares of common stock valued at $96,372;
•	On April 1, 2020, 61,040 shares of common stock valued at $90,745;
•	On May 1, 2020, 24,390 shares of common stock valued at $91,265;
•	On June 1, 2020, 29,300 shares of common stock valued at $92,321

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

16. Stockholders’ Equity (continued)

For the six months ended June 30, 2020, the Company issued a total of 226,985 shares of common stock, valued at $728,338, upon the conversion of convertible debentures into equity and for the year ended December 31, 2019, the Company issued a total of 1,866,528 shares of common stock, valued at $5,972,507, upon the conversion of convertible debentures into equity (Note 11).

On April 22, 2019, the Company issued 14,083 shares of common stock, valued at $45,066, to certain convertible debenture holders as an incentive for them to transfer their convertible debentures to another investor.

Between September 4, 2019 and September 17, 2019, the Company issued 284,721 shares of common stock, valued at $728,884 in settlement of promissory notes amounting to $457,461 and other liabilities amounting to $553,525.

17. Warrants

A summary of all of the Company’s warrant activity during the period January 1, 2019 to June 30, 2020 is as follows:

	Number of shares	Exercise price per share	Weighted average exercise price
Outstanding January 1, 2019	76,566	$4.32	$4.32
Granted	1,096,224	4.00	4.00
Forfeited/cancelled	(27,000)	5.04	5.04
Exercised	(40,761)	4.64	4.64
Expired	(15,555)	4.64	4.64
Outstanding December 31, 2019	1,089,474	$4.00	$4.00
Granted	374,373	3.75 to 5.00	3.99
Forfeited/cancelled	(1,089,474)	4.00	4.00
Exercised	—	—	—
Outstanding June 30, 2020	374,373	$3.75 to 5.00	$3.99

The following tables summarize information about warrants outstanding as of June 30, 2020:

	Warrants outstanding			Warrants exercisable
Exercise price	Number of shares	Weighted average remaining years	Weighted average exercise price	Number of shares	Weighted average exercise price
$3.75	301,644	1.92	$3.75	301,644	$3.75
5.00	72,729	2.79	5.00	72,729	5.00
	374,373	2.,08	$3.99	374,373	$3,99

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

18. Stock Options

In September 2018, our stockholders approved our 2018 Equity Incentive Plan, which provides for a maximum of 1,150,000 awards that can be issued as options, stock appreciation rights, restricted stock, stock units, other equity awards or cash awards. No awards were granted under the 2018 Equity Incentive Plan as of December 31, 2018. During July 2019, we issued an aggregate of 95,313 options to purchase common stock, of which options to purchase 25,000 shares of common stock were issued to our Chief Financial Officer, options to purchase 39,375 shares of common stock were issued to our Chief Executive Officer and options to purchase 30,938 shares of common stock were issued to directors. During August 2019, we issued an aggregate of 150,000 options to purchase shares of common stock of which options to purchase 25,000 shares of common stock were issued to each of Michele Ciavarella, our Chief Executive Officer, Alessandro Marcelli, our Vice President of Operations, Luca Pasquini, our Vice President of Technology, Gabriele Peroni, our Vice President Business Development, Franco Salvagni, our Vice President of Land-based Operations and Beniamino Gianfelici, our Vice President Regulatory Affairs. On November 11, 2019 we issued options to purchase 70,625 shares of common stock to various employees at an exercise price of $2.80 per share. As of June 30, 2020, there was an aggregate of 315,938 options to purchase shares of common stock granted under our 2018 Equity Incentive Plan and 834,062 reserved for future grants.

A summary of all of the Company’s option activity during the period January 1, 2019 to June 30, 2020 is as follows:

	Number of shares	Exercise price per share	Weighted average exercise price
Outstanding January 1, 2019	—	$—	$—
Granted	315,938	2.72 to 2.96	2.84
Forfeited/cancelled	—	—	—
Exercised	—	—	—
Expired	—	—	—
Outstanding December 31, 2019	315,938	$2.72 to 2.96	2.84
Granted	—	—	—
Forfeited/cancelled	—	—	—
Exercised	—	—	—
Outstanding June 30, 2020	315,938	$2.72 to 2.96	$2.84

The following tables summarize information about stock options outstanding as of June 30, 2020:

	Options outstanding			Options exercisable
Exercise price	Number of shares	Weighted average remaining years	Weighted Average exercise price	Number of shares	Weighted average exercise price

$2.72	25,000	6.01		—
$2.80	220,625	9.23		97,800
$2.96	70,313	9.02		67,734
	315,938	8.80	$2.84	165,534	$2.87

As of June 30, 2020, there were unvested options to purchase 150,404 shares of common stock. Total expected unrecognized compensation cost related to such unvested options is 499,318 which is expected to be recognized over a period of 41 months.

The intrinsic value of the options at June 30, 2020 was $0.

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

19. Revenues

The following table represents disaggregated revenues from our gaming operations for the three and six months ended June 30, 2020 and 2019. Net Gaming Revenues represents Turnover (also referred to as “Handle”), the total bets processed for the period, less customer winnings paid out, commissions paid to agents, and taxes due to government authorities, while Commission Revenues represents commissions on lotto ticket sales and Service Revenues is revenue invoiced for our Elys software service and royalties invoiced for the sale of virtual products.

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Turnover
Turnover web-based	$89,855,358	$88,647,748	$182,231,464	$175,223,649
Turnover land-based	4,210,173	10,617,656	27,812,258	61,017,220
Total Turnover	94,065,531	99,265,404	210,043,722	236,240,869

Winnings/Payouts
Winnings web-based	84,604,648	81,857,558	170,700,270	164,120,495
Winnings land-based	3,599,916	7,199,276	21,791,318	51,555,578
Total Winnings/payouts	88,204,564	89,056,834	192,491,588	215,676,073

Gross Gaming Revenues	5,860,967	10,208,570	17,552,134	20,564,796

Less: ADM Gaming Taxes	1,065,693	1,172,993	2,596,488	2,366,739
Net Gaming Revenues	4,795,274	9,035,577	14,955,646	18,198,057

Betting platform and services	14,995	69,776	24,797	173,591
Revenue	$4,810,269	$9,105,353	$14,980,443	$18,371,648

20. Loss on extinguishment of convertible debt

The company entered into extension agreements with convertible debenture holders with convertible debentures in the aggregate principal amount of $10,000 and CDN$65,000 (approximately $48,416) that had matured on May 31, 2020 extending the maturity date to August 29, 2020 and a further aggregate principal amount of $600,000 and CDN$242,000 (approximately $180,257) that had matured on May 31, 2020, extending the maturity date to September 28, 2020. In terms of the agreements entered into with the convertible note holders, the Company agreed to issue the convertible note holders two year warrants exercisable for 301,644 shares of common stock at an exercise price of $3.75 per share and three year warrants exercisable for 72,729 shares of common stock at an exercise price of $5.00 per share. These warrants were valued using a Black-Scholes valuation model at $719,390.

The following assumptions were used in the Black-Scholes model:

Six months ended June 30, 2020
Exercise price	$3.75 to $5.00
Risk free interest rate	0.16% to 0.19%
Expected life of options	2 to 3 years
Expected volatility of underlying stock	139.5% to 183.5%
Expected dividend rate	0%

The Company considered the extension of the maturity date in terms of ASC 470 – Debt, and determined that, based on the guidance contained in ASC 470 that the extension of the maturity date and the value of the warrants issued to the convertible debt holders resulted in an extinguishment of the existing convertible debt and the creation of a new convertible debt.

In terms of ASC 470, the valuation of the warrants of $719,930 is expensed immediately upon the convertible debt extinguishment and any transaction related expenses, of which there were none, would be amortized over the term of the convertible debt.

21. Net Income (Loss) per Common Share

Basic income (loss) per share is based on the weighted-average number of common shares outstanding during each period. Diluted income (loss) per share is based on basic shares as determined above, plus the incremental shares that would be issued upon the assumed exercise of “in-the-money” options and warrants using the treasury stock method and the inclusion of all convertible securities, including convertible debentures, assuming these securities were converted at the beginning of the period or at the time of issuance, if later, adding back any direct incremental expenses related to the convertible securities, including interest expense, debt discount amortization. The computation of diluted net income (loss) per share does not assume the issuance of common shares that have an anti-dilutive effect on net loss per share.

The computation of the diluted income per share for the three and six months ended June 30, 2020 was anti-dilutive due to the losses realized.

For the three and six months ended June 30, 2020 and 2019, the following options, warrants and convertible debentures were excluded from the computation of diluted loss per share as the result of the computation was anti-dilutive:

	Three and Six Months ended
Description	June 30, 2020	June 30, 2019
Options	315,938	—
Warrants	374,373	1,089,133
Convertible debentures	1,041,002	2,707,652
	1,731,313	3,796,785

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

22. Segmental Reporting

The Company has two reportable operating segments. These segments are:

(i)	Betting establishments

Provider of certified betting Platform software services to leisure betting establishments in Italy and 11 other countries and;

(ii)	Betting platform software and services

The operating of web based as well as land based leisure betting establishments situated throughout Italy.

The operating assets and liabilities of the reportable segments are as follows:

	June 30, 2020
	Betting establishments	Betting platform software and services	All other	Total

Purchase of non-current assets	$56,613	$31,804	$—	$88,417
Assets
Current assets	5,631,846	990,614	538,098	7,160,558
Non-current assets	12,530,024	6,403,878	1,870,903	20,804,805
Liabilities
Current liabilities	(5,668,018)	(476,375)	(10,130,392)	(16,274,785)
Non-current liabilities	(1,265,500)	(1,293,206)	(29,351)	(2,588,057)
Intercompany balances	4,866,760	(740,080)	(4,126,680)	—
Net asset position	$16,095,112	$4,884,831	$(11,877,422)	$9,102,521

The segment operating results of the reportable segments are disclosed as follows:

	June 30, 2020
	Betting establishments	Betting platform software and services	All other	Adjustments	Total
Net Gaming Revenue	$14,955,646	$24,797	$—	$—	$14,980,443
Intercompany Service revenue	—	1.209,799	—	(1,209,799)	—
	14,955,646	1,234,596	—	(1,209,799)	14,980,443

Operating expenses
Intercompany service expense	1,209,799	—	—	(1,209,799)	—
Selling expenses	10,165,294	7,233	—	—	10,172,527
General and administrative expenses	2,151,956	1,841,608	1,710,824	—	5,704,388
	13,527,049	1,848,841	1,710,824	(1,209,799)	15,876,915

Income (Loss) from operations	1,428,597	(614,245)	(1,710,824)	—	(896,472)

Other (expense) income
Other income	25,660	—	—	—	25,660
Interest expense, net	(1,574)	7	(171,506)	—	(173,073)
Amortization of debt discount	—	—	(737,074)	—	(737,074)
Loss on extinguishment of convertible debt	—	—	(719,390)	—	(719,390)
Gain (Loss) on marketable securities	—		722,500	—	722,500
Total other (expenses) income	24,086	7	(905,470)	—	(881,377)

Loss before Income Taxes	1,452,683	(614,238)	(2,616,294)	—	(1,777,849)
Income tax provision	(469,950)	41,965	(162,112)	—	(590,097)
Net Income	$982,733	$(572,273)	$(2,778,406)	—	$(2,367,946)

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

22. Segmental Reporting (continued)

The operating assets and liabilities of the reportable segments are as follows:

	June 30, 2019
	Betting establishments	Betting platform software and services	All other	Total

Purchase of fixed assets	$45,954	$8,329	$—	$54,283
Assets
Current assets	5,906,570	295,887	83,060	6,285,517
Non-current assets	12,700,578	6,853,400	1,253,195	20,807,173
Liabilities
Current liabilities	(4,107,073)	(265,308)	(12,614,520)	(16,986,901)
Non-current liabilities	(1,380,772)	(1,407,484)	(831,455)	(3,619,711)
Intercompany balances	3,988,710	109,265	(4,097,975)	—
Net asset position	$17,108,013	$5,585,760	$(16,207,695)	$6,486,078

The segment operating results of the reportable segments are disclosed as follows:

	June 30, 2019
	Betting establishments	Betting platform software and services	All other	Adjustments	Total
Net Gaming Revenue	$18,260,490	$111,158	$—	$—	$18,371,648
Intercompany Service revenue	—	1,205,320	—	(1,205,320)	—
	18,260,490	1,316,478	—	(1,205,320)	18,371,648

Operating expenses
Intercompany service expense	1,205,320	—	—	(1,205,320)	—
Selling expenses	13,565,726	110,752	—	—	13,676,478
General and administrative expenses	2,257,072	1,436,008	2,864,659	—	6,557,739
	17,028,118	1,546,760	2,864,659	(1,205,320)	20,234,217

(Loss) income from operations	1,232,372	(230,282)	(2,864,659)	—	(1,862,569)

Other (expense) income
Other income	7,725	—	—	—	7,725
Interest expense, net	(7,527)	—	(417,748)	—	(425,725)
Amortization of debt discount	—	—	(2,096,080)	—	(2,096,080)
Loss on conversion of debt	—	—	(35,943)	—	(35,943)
Loss on marketable securities	—	—	(25,000)		(25,000)
Total other (expenses) income	198	—	(2,574,771)	—	(2,574,573)

Income (Loss) before Income Taxes	1,232,570	(230,282)	(5,439,430)	—	(4,437,142)
Income tax provision	(485,607)	30,577	—	—	(455,030)
Net Loss	$746,963	$(199,705)	$(5,439,430)	$—	$(4,892,172)

NEWGIOCO GROUP, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

23. Subsequent Events

Subsequent to the period covered by this report, on July 1, 2020 the Company issued 35,130 shares of common stock valued at $93,239 to promissory note holders in terms of the agreement entered into for the acquisition of Virtual Generation, as disclosed in Note 12 and 15 above, and no longer has any remaining stock issuance obligations under the deferred purchase consideration promissory note.

The global coronavirus pandemic has created a significant disruption and uncertainty since March 2020. On March 11, 2020, the Company reported that approximately 150 betting shop locations throughout Italy were temporarily closed and that the closing of the physical locations did not affect the Company’s continuing online and mobile operations. The Company has also implemented a smart-work initiative to permit the safe separation of office staff during this period because government forced lockdowns made it impossible for the Company to access its administrative offices in Europe. Additionally, the cancellation of sports events around the world disrupted the Company’s ability to provide its sports betting products through our land-based establishments and online channels. These restrictions and other difficulties, in both not having sports betting events available to wager on and the backlog of tasks imposed on the Company’s employees upon the return to work, are affecting the Company’s ability to consistently deliver its products to market.

On July 7, 2020, the Company converted convertible debentures in the aggregate principal amount of CDN$12,000 including interest thereon of CDN$2,525 (approximately $9,106) into 3,342 shares of common stock at a conversion price of $3.20 per share.

On July 13, 2020, the Company repurchased convertible debentures in the aggregate principal amount of CDN$10,000 including interest thereon of CDN$2,121 (approximately $9,086) and $5,000 including interest thereon of $1,060.

On August 17, 2020, the Company closed its underwritten public offering of 4,166,666 units at a price of $2.40 per unit for gross proceeds of $9,999,998, before underwriting commission of $800,000 and other offering expenses. Each unit consists of one share of common stock and one five year warrant exercisable for one share of common stock at an exercise price of $2.50 per share.

The Company granted the underwriters a forty five day option to purchase up to 624,999 units at a price of $2.40 per unit, each unit consisting of one share of common stock and one five year warrant exercisable for one share of common stock at an exercise price of $2.50 per share. The underwriters were also issued a five year warrant exercisable for 208,333 shares of common stock at an exercise price of $3.00 per share.

As soon as practicable after the closing of the offering, on August 17, 2020, we intend to repay outstanding unsecured convertible debentures in the aggregate principal amount of $1,063,000, plus accrued interest thereon of approximately $236,130 and CDN$1,150,000 plus accrued interest thereon of CDN$236,827.

The Company has evaluated subsequent events through the date the financial statements were issued, other than disclosed above, we did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Item 2. Management's Discussion And Analysis Of Financial Condition And Results Of Operations

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact could be deemed forward-looking statements. Statements that include words such as “may,” “might,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “pro forma” or the negative of these words or other words or expressions of and similar meaning may identify forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Factors that might cause such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on July 2, 2020 under the heading “Risk Factors” and the Risk Factors as described in Item 1A of this report on Form 10Q for the three months ended June 30, 2020.

Overview

Except as expressly stated, the financial condition and results of operations discussed throughout the Management's Discussion and Analysis of Financial Condition and Results of Operations are those of Newgioco Group, Inc. and its consolidated subsidiaries.

We are a licensed gaming Operator in the regulated Italian leisure betting market holding an “online”, “retail” and “CED retail” bookmaker licenses through our Multigioco, Rifa and Ulisse subsidiaries, respectively. As an Operator, we collect gaming wagers and sports bets through two distribution channels: (i) online through websites on internet browsers, mobile applications and physical venues known as “web-shops” (internet cafes; kiosks, coffee-shops, convenience stores and restaurants, etc.) where patrons can load their online gaming account through PC’s situated at each venue, and (ii) through physical land-based retail venues (off-track betting shops, SSBT (“self-serve betting terminal”) kiosks, coffee-shops, convenience stores and restaurants, etc.).

Additionally, we are a global gaming technology company which owns and operates a betting software designed with a unique “distributed model” architecture colloquially named Elys Game Board (the “Platform”) through our Odissea subsidiary. The Platform is a fully integrated “omni-channel” framework that combines centralized technology for updating, servicing and operations with multi-channel functionality to accept all forms of customer payment through the two distribution channels described above. The omni-channel software design is fully integrated with a built in player gaming account management system, built-in sports book and a virtual sports platform through our VG subsidiary. The Platform also provides seamless application programming interface integration of third-party supplied products such as online casino, poker, lottery and horse racing and has the capability to incorporate e-sports and daily fantasy sports providers.

Our corporate group is based in North America, which includes a head office situated in Toronto, Canada with satellite offices in Fort Lauderdale and Boca Raton, Florida through which our CEO and CFO handle corporate duties, day-to-day reporting duties, U.S. development planning and through which various independent contractors and vendors are engaged.

We operate two business segments in the leisure gaming industry and our revenue is derived as follows:

1.

Transaction Revenue - Betting establishments

Transaction revenue through our offering of leisure betting products to retail customers directly through our online distribution on websites or a betting shop establishment or through third party agents that operate white-label websites and/or land-based retail venues; and

2.	Service Revenue - Betting platform software and services SaaS based service revenue through providing our Platform and virtual sports products to betting operators.

Currently, transaction revenue generated through our subsidiaries Multigioco, Rifa and Ulisse, consist of wagering and gaming transaction income broken down to: (i) spread on sports bet wagers, and (ii) fixed rate commissions on casino, poker, lotto and horse racing wagers from online based betting web-shops and websites as well as land-based retail betting shops located throughout Italy; while our service revenue generated by our Platform is primarily derived from bet and wager processing through our Multigioco, Rifa and Ulisse operations in Italy.

We believe that our Platform is considered one of the newest betting software platforms in the world and our plan is to expand our Platform offering to new jurisdictions around the world on a B2B basis, including expansion through Europe, South America, South Africa and the developing market in the United States. During the year ended December 31, 2019 and for the six months ended June 30, 2020 we also generated service revenue from royalties through authorized agents by providing our virtual sports products through our VG subsidiary in the following 12 countries: Italy, Peru, Nigeria, Paraguay, Albania, Honduras, Colombia, Mexico, Dominican Republic, Uganda, Nicaragua, and Turkey. We intend to leverage our partnerships in these 12 countries to cross-sell our Platform services to expand the global distribution of our betting solutions.

Recent Developments

Impact of COVID-19

As a result of the global outbreak of the COVID-19 virus, on March 8, 2020 the Italian government issued a decree which imposed certain restrictions and closures of public gatherings and travel which included betting shops, arcades and bingo halls across Italy until April 3, 2020. Accordingly, the Company temporarily closed approximately 150 betting shop locations throughout Italy as a result of the decree until May 4, 2020, when the Company began reopening physical webshop locations. Subsequently, on March 10, 2020 the Italian government imposed further restrictions on travel throughout Italy as well as transborder crossings and have either postponed or cancelled most professional sports events which has had an effect on the Company’s overall sports betting handle and revenues and may negatively impact the Company’s operating results. On June 19, 2020 all land-based betting shops, including corner locations such as coffee shops throughout Italy reopened. The closing of physical betting shop locations did not affect the Company’s online and mobile business operations which mitigated some of the impact.

We anticipate that COVID-19 will continue to negatively impact our operating results in future periods, however, the duration and scope of the COVID-19 outbreak worldwide, including the impact to the state and local economies is not readily determinable at this time.

Recent Financial Developments

On August 17, 2020, the Company closed its underwritten public offering of 4,166,666 units at a price of $2.40 per unit for gross proceeds of $9,999,998, before underwriting commission of $800,000 and other offering expenses. Each unit consists of one share of common stock and one five year warrant exercisable for one share of common stock at an exercise price of $2.50 per share.

Expansion and New Markets

United States Operations Development

In May 2018, the U.S. Supreme Court (“SCOTUS”) ruled that the Professional and Amateur Sports Protection Act (the “PASPA”) was unconstitutional as it violates the Tenth Amendment prohibition against forcing states to implement federal laws. Enacted in 1992, PASPA generally prohibited states from authorizing, licensing or sponsoring betting on competitive games in which amateur or professional athletes participate. PASPA did not make sports betting a federal crime; rather, it allowed the attorney general for the Department of Justice, as well as professional and amateur sports organizations, to bring civil actions to enjoin violations of the act. The SCOTUS decision opens the door for all states to legalize and regulate sports gambling within their borders. States such as Nevada, New Jersey, Delaware, West Virginia, Rhode Island, Pennsylvania, Arkansas, Montana, Illinois, Indiana, Iowa, Tennessee, New York, New Mexico, New Hampshire, North Carolina, Oregon, Michigan, Mississippi, Colorado and the District of Columbia have passed laws that were ready to be enacted once the federal ban on sports betting was lifted. In addition, additional states including Maine, California, Connecticut, Louisiana, South Carolina, Oklahoma, Kansas, Missouri, Kentucky, Ohio and Maryland are considering active bills.

We believe that the U.S. sports betting and online gaming market presents a large opportunity to deploy our Platform on a Software as a Service (SaaS) basis to several potential independent commercial and tribal casino and gaming operators throughout the United States. We have analyzed the technical specifications checklist supplied by Gaming Laboratories International (GLI) to verify that coding in our software meets the functional specifications set forth in the GLI-33 standards (the Gaming Laboratories International technical standard for event wagering systems). We believe that our Platform currently meets the majority of the GLI-33 certification standards and we expect to be in a position to send our software to GLI for certification in two phases as follows: (1) the first phase began on July 15, 2020, is expected to last about six weeks for verification of retail functionality (such as POS and SSBT); and (2) the second phase intended to begin by October 2020 for the verification of mobile and website functionality. Upon obtaining GLI-33 certification and obtaining regulatory approvals to operate, we expect to be well-positioned to commence processing sports bets in the U.S. on a SaaS basis through our Platform.

As part of our multi-year business growth strategy, we made significant investments for expansion into new markets outside of Italy, including preparation of the platform for the GLI-33 certification, professional services, trade show marketing and brand promotion in the second half of 2018 and first half of 2019 to enter and then build a foundation aimed at accelerating our recently announced U.S. expansion plans. To support these principal objectives, we initiated an ambitious investment strategy that is fundamental to the successful execution of our long-term business plan. These fundamental investments have resulted in short-term, non-recurring expenses related to key elements such as regulatory and policy requirements and establishing a centralized US-based headquarters. In the third quarter of 2018, we also established a plan to relocate our CEO to the U.S., commenced the recruitment and evaluation of key officers, as well as allocating a software development team at Odissea for coding and submission of our Platform for GLI-33 certification to GLI for the U.S. market.

In March 2019, we entered into a five-year agreement with Fleetwood Gaming, Inc. for the exclusive rights to distribute our Platform at select non-tribal locations such as sports bars and taverns in the state of Montana. The multi-year agreement is expected to allow Fleetwood to install our Platform throughout Fleetwood's distribution network in Montana.

In April 2019, we entered into a five-year agreement with the Chippewa Cree Tribe in Box Elder, Montana to install our Platform at the Northern Winz Casino. In this regard, in September 2019, we transacted the first legal Class 1 real-money bet in the U.S. on Indian Horse Relay Racing and on December 21, 2019 on traditional Indian Stick Game. Class 1 betting represents traditional indigenous sporting events or games that are not classed as mainstream sports bets.

In October 2019, we entered into a multi-year agreement with Grand Central, LLC, a retail sports bar operator in Washington, DC to provide sports betting products and services in their establishments upon the completion of their licensing process.

In March 2020, we engaged Matteo Monteverdi, former senior executive of Sportradar and IGT as a strategic advisor to assist the Company with tactical analysis for repositioning of Italian operations within regulatory developments as well as U.S. product deployments and go-to-market programs.

On May 28, 2020, the Company organized Elys Gameboard Technologies, LLC, a wholly owned subsidiary for the purpose of expanding the Company's sports betting operations throughout the US. The Company is in the process of seeking its first sports betting license in Washington, DC and anticipates launching its new US sports betting platform with its first US operator client by the end of 2020.

On June 11, 2020, our Odissea subsidiary passed Stage 1 of the ISO-27001 certification process for safety management which involves an informal review of the Information Security Management System (ISMS), for example checking the existence and completeness of key documentation such as the organization's information security policy, Statement of Applicability (SoA) and Risk Treatment Plan (RTP). The procedures for Stage 2 certification, involves a more detailed and formal compliance audit and independent testing of the ISMS against the requirements specified in ISO-27001, and is expected to be completed in approximately 4 months.

The commencement of betting transactions in Montana and Washington, DC are subject to obtaining the required certification, licensing and approvals from the Gambling Control Division of the Montana Department of Justice and the District of Columbia Office of the Lottery and Charitable Games, respectively, which has not been determined as of the date of this interim report.

Inflation

We do not believe that general price inflation will have a material effect on our business in the near future.

Foreign Exchange

We operate in several foreign countries, including Austria, Italy, Malta and Canada and we incur operating expenses and have foreign currency denominated assets and liabilities associated with these operations. Transactions involving our corporate expenditures are generally denominated in U.S. dollars and Canadian dollars while the functional currency of our subsidiaries is in Euro. Convertible debentures have also been issued in both U.S. dollars and Canadian dollars. Changes and fluctuations in the foreign exchange rate between the Euro and the U.S. dollar and the Canadian dollar and the U.S. dollar will have an effect on our results of operations.

Critical Accounting Policies and Estimates

Preparation of our unaudited condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. Significant accounting policies are fundamental to understanding our financial condition and results as they require the use of estimates and assumptions which affect the financial statements and accompanying Notes.

Recently Issued Accounting Pronouncements

See Note 2 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in this interim report on Form 10-Q for information regarding recently issued accounting standards.

Results of Operations for the three months ended June 30, 2020 and the three months ended June 30, 2019

Revenues

The following table represents disaggregated revenues from our gaming operations for the three months ended June 30, 2020 and 2019. Net Gaming Revenues represents Turnover (also referred to as “Handle”), the total bets processed for the period, less customer winnings paid out, commissions paid to agents, and taxes due to government authorities, while Commission Revenues represents commissions on lotto ticket sales and Service Revenues is revenue invoiced for our ELYS software service and royalties invoiced for the sale of virtual products.

	Three Months Ended
	June 30, 2020	June 30, 2019	Increase (decrease)	Percentage change
Turnover
Turnover web-based	$89,855,358	$88,647,748	$1,207,610	1.4%
Turnover land-based	4,210,173	10,617,656	(6,407,483)	(60.3)%
Total Turnover	94,065,531	99,265,404	(5,199,873)	(5.2)%

Winnings/Payouts
Winnings web-based	84,604,648	81,857,558	2,747,090	3.4%
Winnings land-based	3,599,916	7,199,276	(3,599,360)	(50.0)%
Total Winnings/payouts	88,204,564	89,056,834	(852,270)	(1.0)%

Gross Gaming Revenues	5,860,967	10,208,570	(4,347,603)	(42.6)%

Less: ADM Gaming Taxes	1,065,693	1,172,993	(107,300)	(9.1)%
Net Gaming Revenues	4,795,274	9,035,577	(4,240,303)	(46.9)%

Add: Service Revenues	14,995	69,776	(54,781)	(78.5)%
Total Revenues	$4,810,269	$9,105,353	$(4,295,084)	(47.2)%

The Company generated total revenues of $4,810,268 and $9,105,353 for the three months ended June 30, 2020 and 2019, respectively, a decrease of $4,295,085 or 47.7%.

The change in total sales channel revenues is primarily due to the following:

Web-based turnover increased by $1,207,610 or 1.4%. The slight increase over the prior period was impacted by the temporary shutdown of betting shops in Italy on March 8, 2020 due to COVID-19, which shops re-opened on June 19, 2020. The impact was significant for our Ulisse operation whose revenues are derived from physical betting shops, while our Multigioco operation has an online web based platform which does not rely on physical betting shops. The ratio of payouts on online turnover increased from 92.3% in the prior period to 94.2% in the current period. The payout ratio varies based on the skill and luck of our customers and the outcome of sporting events which are inherently unpredictable and can fluctuate significantly from period to period.

Land-based turnover decreased by $6,407,483 or 60.3%. The decrease over the prior period was impacted by the temporary shutdown of betting shops in Italy on March 8, 2020 due to COVID-19, which shops reopened on June 19, 2020. The impact was significant for both our Ulisse operation and our Multigioco operation, which impact was partially offset by increased internet based gaming operation in Multigioco. The ratio of payouts on land-based turnover increased from 67.8% in the prior period to 85.5% in the current period. The payout ratio varies based on the skill and luck of our customers and the outcome of sporting events which are inherently unpredictable and can fluctuate significantly from period to period.

ADM gaming taxes decreased by $107,300 or 9.1% over the prior period. The relative rate of our gaming taxes, which is based on Gross Gaming Revenues, of 18.2% for the three months ended June 30, 2020 is significantly higher compared to 11.5% for the three months ended June 30, 2019 and is primarily due to the mix of our Gross Gaming revenues shifting to Multigioco that incurs an average gaming tax of approximately 24% compared to Ulisse with a significantly lower tax rate due to its incorporation being situated outside of Italy. This effect was due to the temporary shutdown of all of Ulisse CED retail betting locations during the COVID related lockdown in Italy.

Betting platform software and services revenue decreased by $54,782 or 78.5%. Our platform services customer base is currently limited to services provided to internal group operations of Multigioco, Ulisse and VG, that were impacted by the COVID-19 pandemic. This revenue remains insignificant to total revenues during the years presented.

Selling expenses

We incurred selling expenses of $3,957,366 and $6,268,772 the three months ended June 30, 2020 and 2019, respectively, a decrease of $2,311,406 or 36.9%. Selling expenses are primarily commissions that are paid to our sales agents and are calculated as a percentage of turnover and not impacted by our payouts to customers. Therefore, increases in turnover, will typically result in increases in selling expenses, regardless of the winnings paid to customers. During the three months ended June 2020 and 2019, our percentage of selling expenses to total turnover was 4.2% and 6.3%, respectively, this is primarily due to the shift in mix of our business to Multigioco which has a lower commission rate compared to Ulisse which was more severely impacted by the COVID-19 temporary shutdown of betting shops in Italy.

General and Administrative Expenses

General and administrative expenses were $2,883,427 and $3,360,284 during the three months ended June 30, 2020 and 2019, respectively, a decrease of $476,857 or 14.2%. The decrease in general and administrative expenses is primarily due to certain COVID-19 wage related subsidies received in both our Ulisse and Multigioco operations and the reduction in corporate overhead expenses, including payroll and sales and marketing expenditure during the period .

Loss from Operations

The loss from operations was $2,030,524 and $523,703 for the three months ended June 30, 2020 and 2019, respectively, an increase of $1,506,821 or 287.7%. The increase in operating loss is directly attributable to the reduction in revenue due to the impact of COVID 19, on our primarily land based operations, which was partially offset by our web based business, offset by a reduction in selling expenses and general and administrative expenses, as discussed above.

Interest Expense, Net of Interest Income

Interest expense was $33,099 and $277,639 for the three months ended June 30, 2020 and 2019, respectively, a decrease of $244,540 or 88.1%, The decrease is primarily related to the conversion of convertible debentures into equity, primarily in the prior year, with further conversions taking place during the current period.

Amortization of debt discount

Amortization of debt discount was $286,845 and $739,604 for the three months ended June 30, 2020 and 2019, respectively, a decrease of $452,759 or 61.2%. The decrease is primarily due to the conversion of convertible debentures into equity, primarily in the prior year, with further conversions taking place during the current period, resulting in the acceleration of the amortization of debt discount for those debentures that converted prior to maturity.

Loss on extinguishment of convertible debt

The loss on extinguishment of convertible debt was $719,390 and $0 for the three months ended June 30, 2020 and 2019, respectively, an increase of $719,390 or 100%. We issued additional warrants to certain debenture holders who agreed to extend the maturity date of their debentures by between 90 and 120 days to allow us to complete a fund raising exercise. These warrants were valued using a Black-Scholes valuation model.

Loss on convertible debt

The loss on convertible debt was $0 and $35,943 for the three months ended June 30, 2020 and 2019, respectively. The loss in the prior period was due to bonus shares issued to certain debenture holders to induce them to sell their convertible debentures to strategic investors.

Gain (loss) on Marketable Securities

The Gain on marketable securities was $592,500 and $0 for the three months ended June 30, 2020 and 2019, respectively, an increase of $592,500 or 100%. The gain on marketable securities is directly related to the stock price of our investment in Zoompass which is marked-to-market each quarter. The shares in Zoompass were acquired by the Company as settlement of a litigation matter.

Loss Before Income Taxes

Loss before income taxes was $2,463,496 and $1,569,164 for the three months ended June 30, 2020 and 2019, respectively, an increase of $894,332 or 57.0%. The increase is attributable to the impact that the COVID-19 pandemic had on revenues in our Italian operations which temporarily affected our land based operations, which was partially offset by an increase in turnover of our internet based operations. We incurred a cost on the value of certain warrants issued to convertible debenture holders who had agreed to extend the maturity date of their convertible debt. The lower revenue and additional warrant cost was offset by reduced selling expenses, lower general and administrative expenses as well as lower interest and amortization expense. We also realized a gain on a mark to market of our marketable securities, as discussed above

Income Tax Provision

The income tax provision was $62,059 and $209,056 for the three months ended June 30, 2020 and 2019, respectively, a decrease of $146,997 or 70.3%. The current year tax charge consists of a withholding tax charge on dividends declared by one of our subsidiaries to our holding company of €150,000 (Approximately $162,000), imputed deferred tax credit and a credit to our income tax charge of $201,811 based on the losses realized at our main operating subsidiaries related to the COVID-19 related temporary reduction in revenues.

Net Loss

Net loss was $2,525,555 and $1,778,220 for the three months ended June 30, 2020 and 2019, respectively, an increase of $747,335 or 42.0% due to the increase in loss before income taxes and the reduction in income tax provision, discussed above.

Comprehensive Loss

Our reporting currency is the U.S. dollar while the functional currency of our subsidies is the Euro, the local currency in Italy, Malta and Austria, and the functional currency of our Canadian subsidiary is the Canadian Dollar. The financial statements of our subsidiaries are translated into United States dollars in accordance with ASC 830, using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income.

We recorded a foreign currency translation adjustment of $18,516 and $69,023 for the three months ended June 30, 2020 and 2019, respectively.

Results of Operations for the six months ended June 30, 2020 and the six months ended June 30, 2019

This Management’s Discussion and Analysis includes a discussion of our operations for the six months ended June 30, 2020 and 2019. The operations of VG and Naos were only included for five of the six months ended June 30, 2019 due to the fact that the acquisition was consummated in January 2019.

Revenues

The following table represents disaggregated revenues from our gaming operations for the three months ended June 30, 2020 and 2019. Net Gaming Revenues represents Turnover (also referred to as “Handle”), the total bets processed for the period, less customer winnings paid out, commissions paid to agents, and taxes due to government authorities, while Commission Revenues represents commissions on lotto ticket sales and Service Revenues is revenue invoiced for our ELYS software service and royalties invoiced for the sale of virtual products.

	Six Months Ended
	June 30, 2020	June 30, 2019	Increase (decrease)	Percentage change
Turnover
Turnover web-based	$182,231,464	$175,223,649	$7,007,815	4.0%
Turnover land-based	27,812,258	61,017,220	(33,204,962)	(54.4)%
Total Turnover	210,043,722	236,240,869	(26,197,147)	(11.1)%

Winnings/Payouts
Winnings web-based	170,700,270	164,120,495	6,579,775	4.0%
Winnings land-based	21,791,318	51,555,578	(29,764,260)	(57.7)%
Total Winnings/payouts	192,491,588	215,676,073	(23,184,485)	(10.7)%

Gross Gaming Revenues	17,552,134	20,564,796	(3,012,662)	(14.6)%

Less: ADM Gaming Taxes	2,596,488	2,366,739	229,749	9.7%
Net Gaming Revenues	14,955,646	18,198,057	(3,242,411)	(17.8)%

Add: Service Revenues	24,797	173,591	(148,794)	(85.7)%
Total Revenues	$14,980,443	$18,371,648	$(3,391,205)	(18.5)%

The Company generated total revenues of $14,980,443 and $18,371,648 for the six months ended June 30, 2020 and 2019, respectively, a decrease of $3,391,205 or 18.5%.

The change in total sales channel revenues is primarily due to the following:

Web-based turnover increased by $7,007,815 or 4.0%. The increase was due to the significant number of web shops opened in the second half of 2019 that remained open during the first quarter of 2020, as well as the addition of virtual game products, although we have experienced a decrease in the growth of our web-based revenue in the second quarter due to the impact of COVID-19, we still saw an increase of 1.4% in web-based turnover in the second quarter. The increase over the prior period was impacted by the temporary shutdown of betting shops in Italy on March 8, 2020 due to COVID-19, which shops re-opened on June 19, 2020. The impact was significant for our Ulisse operation whose turnover is derived from physical betting shops, while our Multigioco operation has an online web based platform which does not rely on physical betting shops. The ratio of payouts on online turnover remained consistent at 93.7% over both periods presented. The payout ratio varies based on the skill and luck of our customers and the outcome of sporting events which are inherently unpredictable and can fluctuate significantly from period to period.

Land-based turnover decreased by $33,204,962 or 54.4%. The decrease over the prior period was impacted by the temporary shutdown of betting shops in Italy on March 8, 2020 due to COVID-19, which shops reopened on June 19, 2020. The impact was significant for both our Ulisse operation and our Multigioco operation, which impact was partially offset by increased internet based gaming operation in Multigioco. The ratio of payouts on land-based turnover decreased from 84.5% in the prior period to 78.4% in the current period. The payout ratio varies based on the skill and luck of our customers and the outcome of sporting events which are inherently unpredictable and can fluctuate significantly from period to period.

ADM gaming taxes increased by $229,749 or 9.7% over the prior period. The relative rate of our gaming taxes, which is based on Gross Gaming Revenues, of 14.8% during the six months ended June 30, 2020 is significantly higher compared to 11.5% for the six months ended June 30, 2019 and is primarily due to the mix of our Gross Gaming revenues shifting to Multigioco which has an average gaming tax of approximately 24% compared to Ulisse with a significantly lower tax rate due to its incorporation being situated outside of Italy. This effect was due to the temporary shutdown of all of Ulisse CED retail betting locations during the COVID related lockdown in Italy.

Betting platform software and services revenue decreased by $148,794 or 85.7%. Our platform services customer base is currently limited to services provided to internal group operations of Multigioco, Ulisse and VG, that were impacted by the COVID-19 pandemic. This revenue remains insignificant to total revenues during the periods presented.

Selling expenses

We incurred selling expenses of $10,172,527 and $13,676,478 for the six months ended June 30, 2020 and 2019, respectively, a decrease of $3,503,951 or 25.6%. Selling expenses are primarily commissions that are paid to our sales agents and are calculated as a percentage of turnover and not impacted by our payouts to customers. Therefore, increases in turnover, will typically result in increases in selling expenses, regardless of the winnings paid to customers. During the six months ended June 2020 and 2019, our percentage of selling expenses to total turnover was 4.8% and 5.8%, respectively, this is primarily due to the shift in mix of our business to Multigioco which has a lower commission rate compared to Ulisse which was more severely impacted by the COVID-19 temporary shutdown of betting shops in Italy.

General and Administrative Expenses

General and administrative expenses were $5,704,388 and $6,557,739 during the six months ended June 30, 2020 and 2019, respectively, a decrease of $853,351 or 13.0%. The decrease in general and administrative expenses is primarily due to certain COVID-19 wage related subsidies received in both our Ulisse and Multigioco operations and the reduction in corporate overhead expenses, including payroll and sales and marketing expenditure during the period .

Loss from Operations

The loss from operations was $896,472 and $1,862,569 for the six months ended June 30, 2020 and 2019, respectively, a decrease of $966,097 or 51.9%. The decrease in operating loss is directly attributable to the improvement in revenues during the first quarter of the current period, offset by losses incurred in the second quarter directly related to the temporary impact of COVID-19 on our turnover and related profitability, which was partially offset by a reduction in selling expenses and general and administrative expenses, as discussed above.

Interest Expense, Net of Interest Income

Interest expense was $173,073 and $425,275 for the six months ended June 30, 2020 and 2019, respectively, a decrease of $252,202 or 59.3%, The decrease is primarily related to the conversion of convertible debentures into equity, primarily in the prior year, with further conversions taking place during the current period.

Amortization of debt discount

Amortization of debt discount was $737,074 and $2,096,080 for the six months ended June 30, 2020 and 2019, respectively, a decrease of $1,359,006 or 64.8%. The decrease is primarily due to the conversion of convertible debentures into equity, primarily in the prior year, with further conversions taking place during the current period, resulting in the acceleration of the amortization of debt discount for those debentures that converted prior to maturity.

Loss on extinguishment of convertible debt

The loss on extinguishment of convertible debt was $719,390 and $0 for the six months ended June 30, 2020 and 2019, respectively, an increase of $719,390 or 100%. We issued additional warrants to certain debenture holders who agreed to extend the maturity date of their debentures by between 90 and 120 days to allow us to complete a fund raising exercise. These warrants were valued using a Black-Scholes valuation model.

Loss on convertible debt

The loss on convertible debt was $0 and $35,943 for the six months ended June 30, 2020 and 2019, respectively. The loss in the prior period was due to bonus shares issued to certain debenture holders to induce them to sell their convertible debentures to strategic investors.

Gain (loss) on Marketable Securities

The Gain on marketable securities was $722,500 and a loss of $(25,000) for the six months ended June 30, 2020 and 2019, respectively, an increase of $747,500. The gain on marketable securities is directly related to the stock price of our investment in Zoompass which is marked-to-market each quarter. The shares in Zoompass were acquired by the Company as settlement of a litigation matter.

Loss Before Income Taxes

Loss before income taxes was $1,778,849 and $4,437,142 for the six months ended June 30, 2020 and 2019, respectively, a decrease of $2,658,293 or 59.9%. The decrease is attributable to the increase in turnover and revenue during the first quarter partially offset by the impact that the COVID-19 pandemic had on revenues in our Italian operations which temporarily affected our land based operations in the second quartet. We incurred a cost on the value of certain warrants issued to convertible debenture holders who had agreed to extend the maturity date of their convertible debt. The lower revenue and additional warrant cost was offset by reduced selling expenses, lower general and administrative expenses as well as lower interest and amortization expense. We also realized a gain on a mark to market of our marketable securities, as discussed above.

Income Tax Provision

The income tax provision was $590,097 and $455,030 for the six months ended June 30, 2020 and 2019, respectively, an increase of $135,067 or 29.7%. The current year tax charge consists of a withholding tax charge on dividends declared by one of our subsidiaries to our holding company of €150,000 (Approximately $162,000), imputed deferred tax credit of $47,720 and an income tax charge of $475,705 based on the profitability at our main operating subsidiaries in the first quarter, offset by COVID-19 related temporary reduction in profitability in the second quarter.

Net Loss

Net loss was $2,367,946 and $4,892,172 for the six months ended June 30, 2020 and 2019, respectively, a decrease of $2,525,226 or 51.6%, due to the increase in loss before income taxes and the increase in income tax provision, discussed above.

Comprehensive Loss

Our reporting currency is the U.S. dollar while the functional currency of our subsidies is the Euro, the local currency in Italy, Malta and Austria and the functional currency of our Canadian subsidiary is the Canadian Dollar. The financial statements of our subsidiaries are translated into United States dollars in accordance with ASC 830, using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income.

We recorded a foreign currency translation adjustment of $(93,514) and $(61,207) for the six months ended June 30, 2020 and 2019, respectively.

Liquidity and Capital Resources

The closing of physical betting shop locations until June 19, 2020, when the Company began reopening physical webshop locations, had not affected the Company’s online and mobile business operations which mitigated some of the impact of the closure of the physical store locations. On March 8, 2020 the Italian government imposed further restrictions on travel throughout Italy as well as transborder crossings and have either postponed or cancelled most professional sports events which has had an effect on the Company’s overall sports betting handle and revenues and has negatively impact our operating results. On June 19, 2020 all land-based betting shops, including corner locations such as coffee shops throughout Italy reopened. We anticipate that COVID-19 will continue to negatively impact our operating results in future periods, however, the specific impact is not readily determinable at this time.

Assets

At June 30, 2020, we had total assets of $27,965,363 compared to $27,825,182 at December 31, 2019. The increase is primarily related to the increase in the value of marketable securities and the reduction in intangible assets due to amortization over the period.

On August 17, 2020, the Company closed its underwritten public offering of 4,166,666 units at a price of $2.40 per unit for gross proceeds of $9,999,998, before underwriting commission of $800,000 and other offering expenses. Each unit consists of one share of common stock and one five year warrant exercisable for one share of common stock at an exercise price of $2.50 per share.

Liabilities

At June 30, 2020, we had $18,862,842 in total liabilities and compared to total liabilities of $19,023,897 at December 31, 2019. The decrease is attributable to the reduction in deferred purchase consideration primarily due to the settlement of outstanding deferred purchase consideration by the issue of shares and certain cash payments made in terms of our agreement with the selling vendors, offset by a promissory note received from a related party of $300,000.

As soon as practicable after the closing of the offering, on August 17, 2020, we intend to repay outstanding unsecured convertible debentures in the aggregate principal amount of $1,063,000, plus accrued interest thereon of approximately $236,130 and CDN$1,150,000 plus accrued interest thereon of CDN$236,827.

The remaining convertible debenture holders in the aggregate principal amount of $610,000 and CDN$307,000 had extended the maturity date of their convertible debentures by between 90 and 120 days in exchange for additional warrants. These convertible debenture holders may elect repayment on maturity.

Working Capital

We had $5,783,449 in cash and cash equivalents at June 30, 2020 compared to $5,182,598 on December 31, 2019.

On August 17, 2020, the Company closed its underwritten public offering of 4,166,666 units at a price of $2.40 per unit for gross proceeds of $9,999,998, before underwriting commission of $800,000 and other offering expenses. Each unit consists of one share of common stock and one five year warrant exercisable for one share of common stock at an exercise price of $2.50 per share.

We had a working capital deficit of $9,114,227 at June 30, 2020, compared to a working capital deficit of $9,153,291 at December 31, 2019. The working capital decreased slightly over the six month period.

We currently maintain a $1,000,000 secured revolving line of credit from Metropolitan Commercial Bank in New York, which bears a fixed rate of interest of 3% on the outstanding balance with an interest only monthly minimum payment, no maturity or due date and is secured by a $1,000,000 security deposit.

We currently believe that our existing cash resources together with the revenue from operations that we expect to generate will be sufficient to meet our anticipated needs over the next twelve months from the date hereof. Historically, we have financed our operations through revenue generated from providing online and offline gaming products, services, and Platform services in Italy and the sales of our securities and we expect to continue to seek to obtain required capital in a similar manner. Recently, we have spent, and expect to continue to spend, a substantial amount of funds in connection with our expansion strategy.

Accumulated Deficit

As of June 30, 2020, we had accumulated deficit of $25,609,781 compared to accumulated deficit of $23,241,835 at December 31, 2019.

Cash Flows from Operating Activities

Net cash from operating activities resulted in net cash generated by operating activities of $867,577 for the six months ended June 30, 2020, compared to cash used in operating activities of $1,005,601 for the six months ended June 30, 2019. The increase in cash provided by operating activities of $1,873,178 is primarily related to the decrease in net loss of $2,524,226 offset by the movement in non-cash amortization of deferred costs of $1,359,006.

Cash Flows from Investing Activities

Net cash used in investing activities for the six months ended June 30, 2020 was $87,994 compared to net cash used in investing activities of $270,433 for the six months ended June 30, 2019. In the prior period we paid net cash of $216,150 on the acquisition of Virtual Generation.

Cash Flows from Financing Activities

Net cash used in financing activities for the six months ended June 30, 2020 was $7,750 compared to $101,691 of net cash used in financing activities for the six months ended June 30, 2019. The net cash used in financing activities during the current period included the repayment of deferred purchase consideration, offset by the proceeds from a promissory note issued to a related party.

Contractual Obligations

Current accounting standards require disclosure of material obligations and commitments to make future payments under contracts, such as debt, lease agreements, and purchase obligations. Contractual obligations consist of the following:

☐	A cash obligation to repay Virtual Generation Promissory notes of $1,565,659.

Off-Balance-Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that we expect to be material to investors. We do not have any non-consolidated, special-purpose entities.

Related Party Transactions

Notes Payable, Related Party

We had three promissory notes entered into in 2015 and 2016 with a related party with an aggregate principal amount outstanding of $318,078. The promissory notes bore interest at 12% per annum and were due on demand.

On September 4, 2019, in terms of an agreement entered into with the note holder, the promissory notes amounting to $318,078 together with interest thereon of $139,383, totaling $457,461 were exchanged for 142,956 shares of common stock.

We received an advance of $300,000 in terms of a Promissory Note (“PN”) entered into with Forte Fixtures and Millworks, Inc., a company controlled by the brother of our CEO. The PN bears no interest and is repayable on demand.

Deferred Purchase consideration, Related Party

In terms of the acquisition of Virtual Generation on January 31, 2019, we issued non-interest bearing promissory notes in the principal amount of €3,803,000 owing to both related parties and non-related parties. The value of the promissory notes payable to related parties was €1,521,200.

The related party promissory notes are due to Luca Pasquini, a director and officer and Gabriele Peroni, an officer.

The promissory notes are to be settled as follows:

(a)	an aggregate of €956,800 in cash in 23 equal and consecutive monthly instalments of €41,600 with the first such payment due and payable on the date that is one month after the Closing Date; and
(b)	an aggregate of €564,400 in shares of the Company’s common stock in 17 equal and consecutive monthly instalments of €33,200 as determined by the average of the closing prices of such shares on the last 10 trading days immediately preceding the determination date of each monthly issuance, commencing on March 1, 2019, and as of July 1, 2020 there is no remaining stock issuance obligations under the deferred purchase consideration promissory note.

Pursuant to the terms of the Purchase Agreement we entered into with VG, we agreed to pay the VG Sellers an earnout payment in shares of our common stock equal to an aggregate amount of €500,000 (approximately $561,500), if the amounts of bets made by users of the VG platform grew by more than 5% for the year ended December 31, 2019 compared to the year ended December 31, 2018, based on the 18,449,380 tickets sold in 2019 the VG Sellers have qualified for the earnout payment.

The amount due to the VG Sellers amounted to €200,000 (approximately $224,540) and was settled during January 2020 by the issuance of 53,094 shares of common stock at $4.23 per share.

The movement on deferred purchase consideration consists of the following:

Description	June 30, 2020	December 31, 2019
Principal Outstanding
Promissory notes due to related parties	$1,279,430	$1,830,541
Additional earnout earned	—	224,540
Settled by the issuance of common shares	(446,471)	(410,925)
Repayment in cash	(92,444)	(328,734)
Foreign exchange movements	(2,174)	(35,992)
	738,341	1,279,430
Present value discount on future payments
Present value discount	(80,069)	(161,393)
Amortization	43,779	78,128
Foreign exchange movements	565	3,195
	(35,725)	(80,069)
Deferred purchase consideration, net	$702,616	$1,199,361

Related party payables and receivables represent non-interest-bearing (payables) receivables that are due on demand.

The balances outstanding are as follows:

	June 30, 2020	December 31, 2019
Related Party payables
Gold Street Capital Corp.	$(10,507)	$(2,551)
Luca Pasquini	(4,407)	—
	(14,914)	(2,551)
Related Party Receivables
Luca Pasquini	$1,395	$4,123

Amounts due to Gold Street Capital Corp., the major stockholder of Newgioco Group, are for reimbursement of expenses.

Amounts due to Luca Pasquini is for advances made to various subsidiaries for working capital purposes.

Michele Ciavarella

On July 5, 2019, we issued to Mr. Ciavarella, the Chief Executive Officer and chairman of the board and officer, ten year options to purchase 39,375 shares of common stock at an exercise price of $2.96 per share.

On August 29, 2019, we issued to Mr. Ciavarella ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

On September 4, 2019, Mr. Ciavarella converted $500,000 of accrued salaries into 125,000 shares of common stock at. Conversion price of $4.00 per share.

Gold Street Capital

Gold Street Capital is wholly owned by Gilda Ciavarella, the spouse of Mr. Ciavarella.

On September 4, 2019, we issued 15,196 shares of common stock to Gold Street Capital in settlement of $48,508 of advances made to us for certain reimbursable expenses.

Luca Pasquini

On January 31, 2019, we acquired Virtual Generation for €4,000,000 (approximately $4,576,352), Mr. Pasquini was a 20% owner of Virtual Generation and was due gross proceeds of €800,000 (approximately $915,270). The gross proceeds of €800,000 was to be settled by a payment in cash of €500,000 over a twelve month period and by the issuance of common stock valued at €300,000 over an eighteen month period. As of June 30, 2020, we had paid Mr. Pasquini cash of €145,600 (approximately $162,639) and issued 98,405 shares valued at €215,800 (approximately $241,313).

In addition, due to the attainment of an earnout clause per the agreement, a further €500,000 (approximately $561,351) was earned as of December 31, 2019, of which Mr. Pasquini’s share was €100,000 (approximately $112,270), which earnout was settled by the issue of 26,547 shares of common stock during January 2020.

On August 29, 2019, we issued to Mr. Pasquini, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

Gabriele Peroni

On January 31, 2019, we acquired Virtual Generation Limited for €4,000,000 (approximately $4,576,352), Mr. Peroni was a 20% owner of Virtual Generation and was due gross proceeds of €800,000 (approximately $915,270). The gross proceeds of €800,000 was to be settled by a payment in cash of €500,000 over a twelve month period and by the issuance of common stock valued at €300,000 over an eighteen month period. As of June 30, 2020, we had paid Mr. Peroni cash of €187,200 (approximately $209,107) and issued 98,405 shares valued at €215,800 (approximately $241,313).

In addition, due to the attainment of an earnout clause per the agreement, a further €500,000 (approximately $561,351) was earned as of December 31, 2019, of which Mr. Peroni’s share was €100,000 (approximately $112,270), which earnout was settled by the issue of 26,547 shares of common stock during January 2020.

On August 29, 2019, we issued to Mr. Peroni, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

Alessandro Marcelli

On August 29, 2019, we issued to Mr. Marcelli, an officer, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

Franco Salvagni

On August 29, 2019, we issued to Mr. Salvagni, an officer of ours, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

Beniamino Gianfelici

On August 29, 2019, we issued to Mr. Gianfelici, an officer of ours, ten year options to purchase 25,000 shares of common stock at an exercise price of $2.80 per share.

Mark Korb

On July 5, 2019, we issued to Mr. Korb, the chief financial officer of us, seven year options to purchase 25,000 shares of common stock at an exercise price of $2.72 per share.

Paul Sallwasser

On July 5, 2019, we issued to Mr. Sallwasser, a director of ours, ten year options to purchase 20,625 shares of common stock at an exercise price of $2.96 per share.

Steven Shallcross

On July 5, 2019, the Company issued to Mr. Shallcross, a director of ours, ten year options to purchase 10,313 shares of common stock at an exercise price of $2.96 per share.

Item 3. Quantitative and Qualitative Disclosures about Market Risk.

Newgioco Group is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information required under this item.

Item 4. Controls and Procedures.

Management's Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to ensure that information required to be disclosed in our reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods required under the SEC's rules and forms and that the information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure.

As required by SEC Rule 13a-15(b), our management, under the supervision and with the participation of our Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer), carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2020. Based on the foregoing evaluation, our Chief Executive Officer (principal executive officer) and our Chief Financial Officer (principal financial officer), concluded that due to our limited resources our disclosure controls and procedures were not effective. Specifically, our internal control over financial reporting was not effective due to material weaknesses related to a limited segregation of duties due to our limited resources and the small number of employees. Management has determined that this control deficiency constitutes a material weakness which can result in material misstatements of significant accounts and disclosures that would result in a material misstatement to our interim or annual financial statements that would not be prevented or detected. In addition, due to limited staffing, we are not always able to detect minor errors or omissions in reporting.

Going forward, management anticipates that additional staff will be necessary to mitigate these weaknesses, as well as to implement other planned improvements. Additional staff should enable us to document and apply transactional and periodic controls procedures, permit a better review and approval process and improve quality of financial reporting. However, the potential addition of new staff is contingent on obtaining additional financing, and there is no assurance that we will be able to do so.

Changes in Internal Control Over Financial Reporting

There were no changes to our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the three months ended June 30, 2020 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

On August 1, 2019, an action was filed against the Company by Elizabeth J. MacLean, the Company’s former CFO, in the Superior Court of Arizona, Maricopa County (the “Arizona Court”), Case No. C2019-008383. This action challenges the Company’s termination of Ms. MacLean’s employment in May 2019 as unlawful under her employment agreement, dated September 19, 2018, with the Company and seeks damages in the amount of $1,050,204. On October 10, 2019, a default judgment was filed in the Arizona Court. On November 4, 2019, the Company filed a motion to set aside the default judgment based on, among other things, the failure by plaintiff’s counsel to follow the notice provisions of Arizona law which led to the default judgment. On January 29, 2020, the Arizona Court ruled in favor of the Company to set aside the default judgement. Ms. MacLean has appealed the ruling. The Company believes this action to be wholly without merit and that it has various meritorious defenses to this action, including that Ms. MacLean was terminated during the stated probationary period set forth in her employment agreement with the Company and that the Company had good cause to effect any such termination, whether within or without the probationary period. The Company does not expect this action will have a material adverse effect on its business or its current and expected future operations.

Item 1A. Risk Factors.

Investing in our common stock involves a high degree of risk. You should consider carefully the following risks, together with all the other information in this Form 10-Q, including our condensed consolidated financial statements and notes thereto. If any of the following risks actually materializes, our operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment. The following information updates, and should be read in conjunction with, the information disclosed in Part I, Item1A, “Risk Factors,” contained in our Annual Report on Form 10-K for the year ended December 31, 2019. Except as disclosed below, there have been no material changes from the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2019.

Risks related to our financial position

We have incurred substantial losses in the past and it may be difficult to achieve profitability.

We have a history of losses and are anticipated to incur additional losses in the development of our business. For the year ended December 31, 2019, we had a net loss of $9.3 million and for the period ended June 30, 2020 we had a net loss of $2.4 million. As of December 31, 2019, and June 30, 2020 we had accumulated deficits of $25.6 million, and $23.2 million, respectively. Since we are currently in the early stages of our development and strategy, we intend to continue to invest in sales and marketing, product and solution development and operations, including by hiring additional personnel, upgrading our technology and infrastructure and expanding into new geographical markets. To the extent we are successful in increasing our customer base, we expect to also incur increased losses in the short term despite the fact that our Platform is easily scalable because costs associated with entering new markets, acquiring clients, customers and operators are generally incurred up front, while service and transactional revenues are generally recognized at future dates if at all. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenues enough to offset our higher operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described in this section, and unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and common stock may significantly decrease. If we are unable to maintain our profitability, the value of our business and common stock may decrease. Although we cannot assure that we will be able to maintain a profitable level of operations to meet our obligations arising from normal business operations, in recent years we have generated sufficient revenue to maintain our existing operations and continue our moderate organic growth.

We expect to continue relying on our discretionary available cash and bank credit to fund our additional acquisitions or into new business opportunities that may not be available at reasonable terms, if at all.

We have recently initiated an ambitious investment strategy including taking steps to enter the U.S. market which has led to an increase in expenses. Our ability to execute our growth plan is dependent upon our ability to generate profits from operations in the future, bank credit facilities and/or our ability to obtain additional financing and such financing may not be available on reasonable terms, if at all.

Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a de-listing of our common stock.

Our shares of common stock are currently listed on the Nasdaq Capital Market. If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements, filing annual and quarterly reports with the SEC on a timely basis, minimum bid price requirement or the minimum stockholder’s equity requirement, the Nasdaq Capital Market may take steps to de-list our common stock. Any such steps for de-listing would likely have a negative effect on the price of our common stock and would impair stockholders’ ability to sell or purchase their common stock when they wish to do so. There can be no assurance can be given that we will be able to satisfy our continued listing requirements and maintain the listing of our common stock on the Nasdaq Capital Market.

Our business has been negatively impacted by the COVID-19 Pandemic.

In December 2019, a novel strain of coronavirus SARS-CoV-2, the virus which causes COVID-19, was reported to have surfaced in Wuhan, China. Since then, the COVID-19 coronavirus has spread to multiple countries, including the United States. The impact of the COVID-19 coronavirus outbreak caused the temporary closures of our retail locations throughout Italy, suspension of professional sports competitions throughout the world negatively impacting our ability to offer sports gaming products and could have a negative impact on our business.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and the related adverse public health developments, have adversely affected work forces, economies and financial markets globally. The outbreak caused the temporary closures of our physical locations where we provide our gaming services throughout Italy, of which some locations began to re-open on May 4, 2020 and the remainder reopened June 9, 2020, and the suspension of professional sports competitions throughout the world negatively impacting our ability to offer sports gaming products and resulted in a decrease in our revenue for the second quarter of 2020. The recent quarantines, the timing and length of containment and eradication solutions, travel restrictions, absenteeism by infected workers have had an adverse impact our sales and operating results. We have been unable to meet the extended deadlines for filing with the SEC our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 due to the travel restrictions imposed by the governments in Italy, the USA and other European countries as a result of the pandemic that prevented our officers and management as well as professional staff of our independent public accounting firm from travelling to our office locations located in Italy to compile and review information necessary to complete our filing within the extended time period allowed by the SEC. In addition, the pandemic could result in an economic downturn that could impact the demand for our products. We expect this global pandemic will continue to have an impact on our revenue and our results of operations, the size and duration of which we are currently unable to predict.

In response to the spread of COVID-19 as well as public health directives and orders, we have implemented work-from-home policies to support the community efforts to reduce the transmission of COVID-19 and protect employees, complying with guidance from national and local government and health authorities. We implemented a number of measures to ensure employee safety and business continuity. Business travel has been suspended, and online and teleconference technology is used to meet virtually rather than in person. The effects of the governmental orders and our work-from-home policies have negatively impact productivity, disrupt our business and delay our progress in implementing our business plan, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course.

In addition, the outbreak of the COVID-19 coronavirus could disrupt our operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who elect not to come to work due to the illness affecting others in our office or other workplace, or due to quarantines. COVID-19 illness could also impact members of our Board of Directors resulting in absenteeism from meetings of the directors or committees of directors and making it more difficult to convene the quorums of the full Board of Directors or its committees needed to conduct meetings for the management of our affairs.

The global outbreak of the COVID-19 coronavirus continues to rapidly evolve. The extent to which the COVID-19 outbreak may continue to impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in Italy, the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in Italy, the United States and other countries to contain and treat the disease. We do not yet know the full extent of potential delays or impacts on our business, operations, or the global economy as a whole. While the spread of COVID-19 may eventually be contained or mitigated, there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could seriously harm our business.

The warrants issued in our follow on public offering are speculative in nature.

The warrants issued in our follow on public offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price, subject to certain adjustments. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $2.50. Moreover, following the offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. Furthermore, each warrant will expire five years from the original issuance date. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of the warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of the warrants acquire shares of our common stock upon exercise of the warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of the warrants. Upon exercise of the warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

There is no established market for the warrants issued in the public offering to purchase shares of our common stock being offered in this offering.

There is no established trading market for the warrants issued in the public offering and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

The exercise price of the warrants will not be adjusted for certain dilutive events.

The exercise price of the warrants sold in the public offering are subject to adjustment for certain events, including, but not limited to, the payment of a stock dividend, stock splits, certain issuances of capital stock, options, convertible securities and other securities. However, the exercise prices will not be adjusted for dilutive issuances of securities and there may be transactions or occurrences that may adversely affect the market price of our common stock or the market value of such warrants without resulting in an adjustment of the exercise prices of such warrants.

Provisions of the warrants sold in the public offering could discourage an acquisition of us by a third party.

In addition to the provisions of our certificate of incorporation and our bylaws, certain provisions of the warrants sold in the public offering could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of the warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

During the three months ended June 30, 2020, we issued 114,730 shares of common stock to the vendors of Virtual Generation limited pursuant to the terms of a Securities Purchase Agreement as disclosed in Note 3 to the financial statements. We issued the securities in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act. We relied on this exemption from registration for private placements based in part on the representations made by the investors with respect to their status as accredited investors, as such term is defined in Rule 501(a) of the Securities Act.

During the three months ended June 30, 2020, we issued 103,394 shares of common stock upon the conversion of convertible debentures into equity. The issuance was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereunder as a transaction not involving a public offering as the issuance was made to existing holders, there was no additional consideration paid for the common stock and no commission or remuneration was paid.

Item 3. Defaults Upon Senior Securities.

As soon as practicable after the closing of the offering, on August 17, 2020, we intend to repay outstanding unsecured convertible debentures in the aggregate principal amount of $1,063,000, plus accrued interest thereon of approximately $236,130 and CDN$1,150,000 plus accrued interest thereon of CDN$236,827.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information.

Subsequent to period covered by this report we issued the following shares of common stock to promissory note holders in terms of the agreement entered into for the acquisition of Virtual Generation:

•	On July 1, 2020, 35,130 shares of common stock valued at $93,239

Item 6. Exhibits

Exhibit Number	Description
31.1	Certification of Chief Executive Officer pursuant to the Securities Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to the Securities Exchange Act Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 19, 2020	Newgioco Group, Inc.
By: /s/ Michele Ciavarella
Michele Ciavarella Chief Executive Officer (Principal Executive Officer)

By: /s/ Mark J. Korb
Mark J. Korb Chief Financial Officer (Principal Financial Officer)